Filed Pursuant to Rule 424(b)(5)
Registration No. 333-281896

The information in this preliminary prospectus supplement is not complete and may be changed. We are not using this preliminary prospectus supplement and accompanying prospectus to offer to sell these securities or to solicit offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 4, 2024

Preliminary Prospectus Supplement

(To Prospectus Dated September 3, 2024)

$

  % Senior Notes due 20

  % Senior Notes due 20

Agilent Technologies, Inc. is offering $   aggregate principal amount of its    % Senior Notes due   , 20   and $   aggregate principal amount of its    % Senior Notes due   , 20   . We refer to the   % Senior Notes due 20  as the “20  notes”, to the  % Senior Notes due 20  as the “20  notes,” and to the 20  notes and the 20  notes collectively as the “notes.” The 20 notes will bear interest at a rate of    % per annum and will mature on   , 20   . The 20 notes will bear interest at a rate of    % per annum and will mature on   , 20  .

Interest on each series of notes will accrue from     , 2024 and is payable semi-annually in arrears on    and      of each year, commencing     , 2025.

Agilent Technologies, Inc. may redeem either series of notes in whole or in part at any time prior to their maturity at the applicable redemption price described in this prospectus supplement under “Description of Notes—Optional Redemption.” In addition, in the event that (i) the BioVectra Acquisition (as defined herein) is not consummated on or prior to the later of (1) July 21, 2025 and (2) the date that is five business days after any later date to which the parties to the Purchase Agreement may agree to extend the “End Date” in the Purchase Agreement (as defined herein) (the “Special Mandatory Redemption End Date”) or (ii) we notify the trustee in writing under the indenture governing the 20 notes that we will not pursue consummation of the BioVectra Acquisition (any such event, a “Special Mandatory Redemption Event”), we will be required to redeem all of the 20 notes (the “Special Mandatory Redemption”) at a redemption price equal to 101% of the aggregate principal amount of such notes, plus accrued and unpaid interest, if any, to, but not including, the Special Mandatory Redemption Date (as defined herein) (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date) (the “Special Mandatory Redemption Price”). See “Description of Notes—Special Mandatory Redemption.” The 20 notes will not be subject to any such mandatory redemption provisions, and, accordingly, whether such notes remain outstanding or not will not be impacted by the BioVectra Acquisition. The completion of this offering is not contingent on the consummation of the BioVectra Acquisition, which, if completed, will occur subsequent to the closing of this offering.

Upon the occurrence of a “change of control repurchase event” with respect to a series of notes, Agilent Technologies, Inc. will be required to make an offer to repurchase such notes at a price equal to 101% of their principal amount plus accrued and unpaid interest to, but not including, the date of repurchase.

The notes will be senior unsecured obligations of Agilent Technologies, Inc. and will rank equally with all of its other senior unsecured indebtedness from time to time outstanding. The notes will not be guaranteed by any of our subsidiaries. The notes are being offered globally for sale in jurisdictions where it is lawful to make such offers and sales. The notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

See “Risk Factors” beginning on page S-9 for a discussion of certain risks that you should consider in connection with an investment in the notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined that this prospectus supplement or the accompanying prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

	Price to public(1)		Underwriting discount		Proceeds, before expenses, to us(1)
Per 20 Note		%		%		%
20 Notes Total	$		$		$
Per 20 Note		%		%		%
20 Notes Total	$		$		$

Total	$		$		$

(1)	Plus accrued interest, if any, from , 2024, if settlement occurs after that date.

The notes will not be listed on any securities exchange or quoted on any automated dealer quotation system. Currently, there are no public markets for the notes.

We expect that delivery of the notes will be made to investors in registered book-entry form only through the facilities of The Depository Trust Company (“DTC”) for the accounts of its participants, including Clearstream Banking S.A. (“Clearstream”), and Euroclear Bank, S.A./N.V., as operator of the Euroclear System (“Euroclear”), on or about   , 2024, which is the   business day following the date of this prospectus supplement. See “Underwriting (Conflicts of Interest)”.

Joint Book-Running Managers

BofA Securities	J.P. Morgan	Mizuho	Wells Fargo Securities

BNP PARIBAS	SOCIETE GENERALE

The date of this prospectus supplement is    , 2024.

This prospectus supplement, the accompanying prospectus and any free writing prospectus we prepare or authorize, contain and incorporate by reference information that you should consider when making your investment decision. We have not, and the underwriters and their affiliates and agents have not, authorized anyone to provide you with different information. We are not, and the underwriters and their affiliates and agents are not, making an offer of these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information appearing in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference and any related free writing prospectus is accurate as of any date other than the respective date of the document in which the information is contained. Our business, financial condition, results of operations and prospects may have changed since those dates.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is part of the automatic registration statement on Form S-3 that we filed with the Securities and Exchange Commission using a “shelf” registration process as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended, or the Securities Act and consists of two parts. The first part is this prospectus supplement, including the documents incorporated by reference, which describes the specific terms of this offering. The second part, the accompanying prospectus, including the documents incorporated by reference, gives more general information, some of which may not apply to this offering. Generally, when we refer to the “prospectus,” we are referring to both parts combined. This prospectus supplement and any free writing prospectus we authorize for use in connection with this offering may add to, update or change information in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement or the accompanying prospectus.

If information in this prospectus supplement is inconsistent with the accompanying prospectus or with any document incorporated by reference that was filed with the SEC before the date of this prospectus supplement, you should rely on this prospectus supplement. This prospectus supplement, the accompanying prospectus, the documents incorporated by reference into each of them and the information contained in any free writing prospectus we authorize for use in connection with this offering include important information about us, the notes and other information you should consider before investing in the notes. See “Incorporation by Reference.”

This prospectus supplement, the accompanying prospectus and the information incorporated herein and therein by reference contain references to trademarks, service marks and trade names owned by us or other companies. Solely for convenience, trademarks, service marks and trade names referred to in this prospectus supplement, the accompanying prospectus and the information incorporated herein and therein, including logos, artwork, and other visual displays, may appear without the® or ™ symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensor to these trademarks, service marks and trade names. We do not intend our use or display of other companies’ trade names, service marks or trademarks to imply a relationship with, endorsement or sponsorship of us by, any other companies. All trademarks, service marks and trade names included or incorporated by reference into this prospectus supplement, the accompanying prospectus or any related free writing prospectus are the property of their respective owners.

S-ii

PROSPECTUS SUPPLEMENT SUMMARY

The following summary highlights selected information contained elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference and may not contain all of the information that you should consider before making your investment decision. We encourage you to read this prospectus supplement and the accompanying prospectus, together with the documents identified under the caption “Incorporation by Reference” and the information contained in any free writing prospectus we authorize for use in connection with this offering, in their entirety before making an investment decision. You should pay special attention to the “Risk Factors” section of this prospectus supplement, the “Risk Factors” section in the accompanying prospectus and the “Risk Factors” section in our Quarterly Report on Form 10-Q for the fiscal quarter ended July 31, 2024.

Unless otherwise indicated, use in this prospectus supplement of the terms:

•	“Agilent,” “we,” “us,” “our” and “our company” refer to Agilent Technologies, Inc., a Delaware corporation, and, unless the context otherwise requires, its consolidated subsidiaries;

•	“fiscal year” refers to a twelve month period ended October 31; and

•	“Issuer” refers to Agilent Technologies, Inc. and not any of its subsidiaries.

Our Company

Agilent Technologies, Inc. is a global leader in life sciences, diagnostics and applied chemical markets, providing application focused solutions that include instruments, software, services and consumables for the entire laboratory workflow. We currently have three business segments comprised of the life sciences and applied markets business, the diagnostics and genomics business and the Agilent CrossLab business.

•

Our life sciences and applied markets business provides application-focused solutions that include instruments, consumables and software that enable customers to identify, quantify and analyze the physical and biological properties of substances and products, as well as enable customers in the clinical and life sciences research areas to interrogate samples at the molecular and cellular level. Key product categories include: liquid chromatography (“LC”) systems and components; liquid chromatography mass spectrometry systems; gas chromatography (“GC”) systems and components; gas chromatography mass spectrometry systems; inductively coupled plasma mass spectrometry instruments; atomic absorption instruments; microwave plasma-atomic emission spectrometry instruments; inductively coupled plasma optical emission spectrometry instruments; raman spectroscopy; laboratory software for sample tracking; information management and analytics; laboratory automation and robotic systems; dissolution testing; vacuum pumps and measurement technologies. Our consumables portfolio is designed to improve customer outcomes. Most of the portfolio is vendor neutral, meaning we can serve and supply customers regardless of their instrument purchase choices. Solutions range from chemistries to supplies. Key product categories in consumables include GC and LC columns, sample preparation products, custom chemistries, and a large selection of laboratory instrument supplies. Our life sciences and applied markets business generated net revenue of approximately $782 million in the three months ended July 31, 2024 and approximately $2.4 billion in the nine months ended July 31, 2024.

•

Our diagnostics and genomics business is comprised of seven areas of activity providing active pharmaceutical ingredients (“APIs”) for oligo-based therapeutics as well as solutions that include reagents, instruments, software and consumables, which enable customers in the clinical and life sciences research areas to interrogate samples at the cellular and molecular level. First, our cell analysis business includes instruments, reagents, software, and labware associated with unique live-cell analysis platforms in addition to mainstream flow cytometers, plate-readers, and plate washers/dispensers which are used across a broad range of applications. Second, our nucleic acid solutions business is a contract and development manufacturing organization that provides services related to and the production of synthesized oligonucleotides under pharmaceutical good manufacturing practices conditions for use as API in a class of drugs that utilize nucleic acid molecules for disease therapy. Third, our pathology solutions business is focused on product offerings for cancer diagnostics and anatomic pathology workflows. The broad portfolio of offerings includes immunohistochemistry, in situ hybridization, hematoxylin and eosin staining and special staining. Fourth, we also collaborate with a number of major pharmaceutical companies to develop new potential tissue pharmacodiagnostics, also known as companion diagnostics, which may be used to identify patients most likely to benefit from a specific targeted therapy. Fifth, the reagent partnership business provides clinical flow cytometry reagents for routine cancer diagnostics. This business also provides bulk antibodies as raw materials and associated assay development services to in vitro diagnostics manufacturers, biotechnology and pharmaceutical companies. Sixth, our genomics business includes arrays and next generation sequencing (“NGS”). This business also includes solutions that enable clinical labs to identify DNA variants associated with genetic disease and help direct cancer therapy. Finally, our biomolecular analysis business provides complete workflow solutions, including instruments, consumables and software, for quality control analysis of nucleic acid samples. Samples are analyzed using quantitative and qualitative techniques to ensure accuracy in further genomics analysis techniques including NGS, utilized in clinical and life science research applications. Our diagnostics and genomics business generated net revenue of approximately $385 million in the three months ended July 31, 2024 and approximately $1.2 billion in the nine months ended July 31, 2024.

•

The Agilent CrossLab business spans the entire lab with its extensive services portfolio, which is designed to improve customer outcomes. The majority of the portfolio is vendor neutral, meaning we can serve customers regardless of their instrument purchase choices. The services portfolio includes repairs, parts, maintenance, installations, training, compliance support, software as a service, asset management, consulting and various other custom services to support the customers’ laboratory operations. Custom services are tailored to meet the specific application needs of various industries and to keep instruments fully operational and compliant with the respective industry requirements. Our Agilent CrossLab business generated net revenue of approximately $411 million in the three months ended July 31, 2024 and approximately $1.2 billion in the nine months ended July 31, 2024.

In addition, we conduct centralized order fulfillment and supply chain operations for our businesses through the order fulfillment and supply chain organization (“OFS”). OFS provides resources for manufacturing, engineering and strategic sourcing to our respective businesses. Each of our businesses, together with OFS and Agilent Technologies Research Laboratories, is supported by our global infrastructure organization, which provides shared services in the areas of finance, information technology, legal, certain procurement services, workplace services and human resources.

We sell our products primarily through direct sales, but we also utilize distributors, resellers, manufacturers’ representatives and electronic commerce. As of July 31, 2024, we employed approximately 17,400 people worldwide. Our primary research and development and manufacturing sites are in California, Colorado, Delaware, Massachusetts, Texas and Vermont in the U.S. and in Australia, China, Denmark, Germany, Italy, Japan, Malaysia, Singapore and the United Kingdom.

BioVectra Acquisition

On July 21, 2024, we entered into an agreement to acquire BIOVECTRA, a Canada based contract development and manufacturing organization (“BioVectra”), from an affiliate of H.I.G. Capital for a purchase price of $925.0 million. The BioVectra Acquisition is subject to customary closing conditions, including receipt of regulatory approvals, and is expected to close before calendar year 2025. Upon consummation of the

BioVectra Acquisition, BioVectra will become part of the Agilent Diagnostics and Genomics Group. We intend to use the net proceeds from the sale of the notes in this offering, together with cash on hand, to partially finance the BioVectra Acquisition. See “Use of Proceeds”. The 20 notes will be subject to the special mandatory redemption provisions discussed in “Description of Notes—Special Mandatory Redemption.” The 20 notes will not be subject to any such mandatory redemption provisions, and, accordingly, whether such notes remain outstanding or not will not be impacted by the BioVectra Acquisition. The completion of this offering is not contingent on the consummation of the BioVectra Acquisition.

Address and Telephone Number

Our principal executive offices are located at 5301 Stevens Creek Boulevard, Santa Clara, California 95051. Our telephone number at that location is (800) 227-9770. Our home page on the Internet is www.agilent.com. The information contained, or referred to, on our website is not part of this prospectus supplement or the accompanying prospectus.

The Offering

Issuer	Agilent Technologies, Inc., a Delaware corporation.

Securities	$ in aggregate principal amount of % Senior Notes due , 20 .

$ in aggregate principal amount of % Senior Notes due , 20 .

Maturity Date	The 20 notes mature on , 20 . The 20 notes mature on , 20 .

Interest	The 20 notes will bear interest at the rate of % per annum.

The 20 notes will bear interest at the rate of % per annum.

Interest Payment Dates	Interest on the notes will be paid on and of each year, commencing , 2025.

Guarantees	None.

Denominations	$2,000 initially and multiples of $1,000 thereafter.

Ranking	The notes will be unsecured senior obligations of the Issuer and will rank equally with other unsecured and unsubordinated obligations of the Issuer from time to time outstanding. See “Description of Notes—Ranking” in this prospectus supplement.

Change of Control Repurchase Event	Upon the occurrence of a “change of control repurchase event,” as defined under “Description of Notes—Purchase of Notes upon a Change of Control Repurchase Event” in this prospectus supplement, with respect to a series of notes, the Issuer will be required to make an offer to repurchase such series of notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest to, but not including, the date of repurchase.

Optional Redemption	The Issuer may redeem the notes at its option at any time, either in whole or in part, at the applicable redemption price described in this prospectus supplement. See “Description of Notes—Optional Redemption” in this prospectus supplement.

Special Mandatory Redemption	In the event of a Special Mandatory Redemption Event, we will be required to redeem all of the 20 notes at a redemption price equal to 101% of the aggregate principal amount of such notes, plus accrued and unpaid interest, if any, to, but not including, the Special Mandatory Redemption Date. See “Description of Notes—Special Mandatory Redemption.”

Certain Covenants

The indenture governing the notes, among other things, limits the Issuer’s ability and the ability of the Issuer’s subsidiaries to create or assume certain liens or enter into certain sale and leaseback transactions, and the Issuer’s ability to engage in mergers or consolidations and sell, lease, convey, transfer or otherwise dispose of all or substantially all of its consolidated assets. Each of these covenants, however, is subject to a number of significant exceptions. See “Description of Notes—Limitation on Liens” in this prospectus supplement and “Description of Debt Securities—Certain Covenants” in the accompanying prospectus for a description of these covenants.

Use of Proceeds	We intend to use the net proceeds from the sale of the notes to partially finance the BioVectra Acquisition and to prepay a portion of outstanding borrowings under our term loan facility. Pending these uses, we intend to use the net proceeds for general corporate purposes.

In the event we are required to redeem the 20 notes in connection with a Special Mandatory Redemption Event, we intend to use the net proceeds of the 20 notes for general corporate purposes.

Certain of the underwriters in this offering or their affiliates are lenders under the term loan facility. Accordingly, such underwriters or their affiliates will receive a portion of the net proceeds from the sale of the notes in connection with our prepayment of a portion of the borrowings under the term loan facility.

See “Use of Proceeds” in this prospectus supplement.

Conflicts of Interest	As described in “Use of Proceeds” in this prospectus supplement, we may use the net proceeds from the sale of the notes in this offering to prepay a portion of outstanding borrowings under our term loan facility. Certain of the underwriters (or their affiliates) who are lenders under the term loan facility would receive a portion of the proceeds from this offering if a portion of our borrowings under our term loan facility were to be prepaid. If any one underwriter, together with its affiliates, were to receive 5% or more of the net proceeds of this offering by reason of the prepayment, such underwriters would be deemed to have a “conflict of interest” within the meaning of Financial Industry Regulatory Authority (“FINRA”) Rule 5121. Accordingly, this offering will be conducted in accordance with FINRA Rule 5121. No underwriter with a “conflict of interest” under FINRA Rule 5121 will confirm sales to any account over which it exercises discretion without the specific written approval of the account holder. See “Underwriting (Conflicts of Interest)—Conflicts of Interest.”

No Listing	We do not intend to apply for the listing of the notes on any securities exchange or for the quotation of the notes in any dealer quotation system. The notes will be new securities for which there currently is no public market.

U.S. Federal Income Tax Consequences	You should consult your tax advisor with respect to the U.S. federal, state and local and foreign tax consequences of purchasing, owning and disposing of the notes. See “Certain Material U.S. Federal Income Tax Consequences” in this prospectus supplement.

Book-Entry	The notes will be delivered in book-entry form only through The Depository Trust Company for the accounts of its participants, including Clearstream and/or Euroclear.

Further Issuances	We may create and issue additional notes of a series having the same terms (except for the issue date and, if applicable, the date upon which interest begins to accrue and the first interest payment date) as, and ranking equally and ratably with, the notes of that series initially offered in this offering. These additional notes could be deemed part of the same series as the notes initially offered in this offering. There is no limit on the amount of notes that can be issued under the indenture governing the notes.

Trustee and Paying and Transfer Agent	Citibank, N.A.

Governing Law	State of New York.

Risk Factors	Our business is subject to uncertainties and risks. You should carefully consider and evaluate all of the information included and incorporated by reference in this prospectus supplement, including the risk factors discussed more fully in the “Risk Factors” section immediately following this summary, the “Risk Factors” section in the accompanying prospectus and the “Risk Factors” in our Quarterly Report on Form 10-Q for the fiscal quarter ended July 31, 2024. It is possible that our business, financial condition, liquidity or results of operations could be adversely affected by any of these risks.

Summary Consolidated Financial Data

The following table sets forth summary consolidated financial information from our unaudited condensed consolidated financial statements as of July 31, 2024 and for the nine months ended July 31, 2024 and 2023 and our audited consolidated financial statements as of October 31, 2023 and 2022 and for the fiscal years ended October 31, 2023 and 2022. The unaudited condensed consolidated financial statements have been prepared on the same basis as our audited consolidated financial statements, and, in the opinion of our management, include all adjustments, consisting only of normal and recurring adjustments, necessary for a fair statement of the information set forth therein. The summary consolidated financial data presented below should be read in conjunction with our consolidated financial statements and the accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for the fiscal year ended October 31, 2023, as supplemented by our Current Report on Form 8-K dated September 3, 2024, and our Quarterly Report on Form 10-Q for the fiscal quarter ended July 31, 2024, which are incorporated by reference in this prospectus supplement.

Our historical financial information may not be indicative of our future performance and our results of operations for the nine months ended July 31, 2024 are not necessarily indicative of results for the full fiscal year or any other period.

	Nine Months Ended July 31,		Fiscal Year Ended October 31,
	2024	2023	2023	2022
	(in millions)
Consolidated Statements of Operations Data
Net revenue:
Products	$3,455	$3,819	$5,051	$5,187
Services and other	1,354	1,326	1,782	1,661

Total net revenue	4,809	5,145	6,833	6,848
Costs and expenses:
Cost of products	1,486	1,890	2,428	2,242
Cost of services and other	704	705	940	884

Total costs	2,190	2,595	3,368	3,126
Research and development	368	367	481	467
Selling, general and administrative	1,171	1,241	1,634	1,637

Total costs and expenses	3,729	4,203	5,483	5,230

Income from operations	1,080	942	1,350	1,618
Interest income	56	34	51	9
Interest expense	(64)	(73)	(95)	(84)
Other income (expense), net	48	16	33	(39)

Income before taxes	1,120	919	1,339	1,504
Provision for income taxes	182	154	99	250

Net income	$938	$765	$1,240	$1,254

	As of July 31, 2024	As of October 31,
		2023	2022
	(in millions)
Consolidated Balance Sheet Data
Cash and cash equivalents	$1,779	$1,590	$1,053
Total assets	10,996	10,763	10,532
Total liabilities	5,093	4,918	5,227
Total stockholders’ equity	5,903	5,845	5,305

RISK FACTORS

You should carefully consider each of the following risks and all of the other information set forth in this prospectus supplement and the accompanying prospectus, or incorporated by reference herein and therein, and the information contained in any free writing prospectus we authorize for use in connection with this offering before making an investment in the notes. Based on the information currently known to us, we believe that the following information, as well as the information under the heading “Risk Factors” in Part II, Item 1A of our Quarterly Report on Form 10-Q for the fiscal quarter ended July 31, 2024, identifies the material risk factors affecting our company and an investment in the notes. However, additional risks and uncertainties not currently known to us or that we currently believe to be immaterial may also adversely affect our business.

Risks Relating to the Notes

The notes will be subject to the prior claims of any secured creditors, and if a default occurs, we may not have sufficient funds to fulfill our obligations under the notes.

The notes are unsecured obligations, ranking equally with our other senior unsecured indebtedness, which includes approximately $    billion of outstanding senior unsecured notes following this offering, amounts that may be outstanding under our unsecured revolving credit facility from time to time, amounts that may be outstanding under our commercial paper program from time to time, amounts that may be outstanding under our term loan facility from time to time and amounts that may be outstanding under our money market line credit agreement from time to time. Such senior unsecured indebtedness is effectively junior to any secured indebtedness we may incur. As of July 31, 2024, we had $420 million unsecured outstanding borrowings under our term loan facility, $375 million of outstanding borrowings under our commercial paper program, no outstanding borrowings under our revolving credit facility and no outstanding amounts under our money market line credit agreement. The indenture governing the notes permits us to incur secured debt under specified circumstances. If we incur secured debt, our assets securing any such indebtedness will be subject to prior claims by our secured creditors. In the event of the bankruptcy, insolvency, liquidation, reorganization, dissolution or other winding up of Agilent, our assets that secure debt will be available to pay obligations on the notes only after all debt secured by those assets has been repaid in full. Holders of the notes will participate in any remaining assets ratably with all of Agilent’s other unsecured and unsubordinated creditors, including trade creditors. If there are not sufficient assets remaining to pay all these creditors, then all or a portion of the notes then outstanding would remain unpaid.

The notes are structurally subordinated to the indebtedness and other liabilities of our subsidiaries.

The notes are our obligations exclusively and not of any of our subsidiaries. A significant portion of our operations is conducted through our subsidiaries. Our subsidiaries are separate legal entities that have no obligation to pay any amounts due under the notes or to make any funds available therefor, whether by dividends, loans or other payments. Except to the extent we are a creditor with recognized claims against our subsidiaries, all claims of creditors, including trade creditors, and holders of preferred stock, if any, of our subsidiaries will have priority with respect to the assets of such subsidiaries over our claims (and therefore the claims of our creditors, including holders of the notes). Consequently, the notes will be structurally subordinated to all liabilities, including trade payables, of any of our subsidiaries and any subsidiaries that we may in the future acquire or establish. As of July 31, 2024, our subsidiaries had approximately $779 million of outstanding liabilities, including trade payables, but excluding intercompany liabilities and deferred revenue.

In addition, the indenture governing the notes permits our subsidiaries to incur additional indebtedness and does not contain any limitation on the amount of other liabilities, such as trade payables, that may be incurred by our subsidiaries.

The negative covenants in the indenture governing the notes may have a limited effect.

The indenture governing the notes contains covenants limiting our ability and our subsidiaries’ ability to create certain liens, enter into certain sale and leaseback transactions, and consolidate or merge with, or convey, transfer or lease all or substantially all of our assets to, another person. The limitation on liens and limitation on sale and leaseback covenants contain exceptions that will allow us and our subsidiaries to incur liens with respect to material assets. See “Description of Notes—Limitation on Liens” in this prospectus supplement and “Description of Debt Securities—Certain Covenants” in the accompanying prospectus. In light of these exceptions, holders of the notes may be structurally or contractually subordinated to new lenders.

We are permitted to incur more debt, which may intensify the risks associated with our current leverage, including the risk that we will be unable to service our debt.

The indenture governing the notes does not limit the amount of additional unsecured debt that we may incur. In addition, in September 2016, we issued $300 million in senior unsecured notes due 2026, in September 2019, we issued $500 million in senior unsecured notes due 2029, in June 2020, we issued $500 million in senior unsecured notes due 2030 and in March 2021, we issued $850 million in senior unsecured notes due 2031. In June 2023 we also entered into an uncommitted money market line credit agreement which provides for an aggregate borrowing capacity of $300 million, and under which we had no borrowings outstanding as of July 31, 2024. In addition, under our revolving credit facility we had no borrowings outstanding as of July 31, 2024 and the ability to borrow up to $1.5 billion. Furthermore, we are permitted pursuant to the revolving credit facility to establish an incremental revolving credit facility of up to $750 million. Under our term loan facility, we had $420 million borrowings outstanding as of July 31, 2024, a portion of which we intend to prepay with the net proceeds from the sale of the notes as described in “Use of Proceeds.” Under our uncommitted commercial paper program, as of July 31, 2024, we had $375 million of borrowings outstanding and the ability to borrow up to an additional $1.125 billion. Our outstanding senior notes and any indebtedness we have incurred or will incur under our revolving credit facility, our term loan facility and our commercial paper program rank or will rank pari passu with the notes. If we incur additional debt, the risks associated with our leverage, including the risk that we will be unable to service our debt, will increase.

The provisions in the indenture that governs the notes relating to change of control transactions will not necessarily protect you in the event of a highly leveraged transaction.

The provisions contained in the indenture will not necessarily afford you protection in the event of a highly leveraged transaction that may adversely affect you, including a reorganization, restructuring, merger or other similar transaction involving us. These transactions may not involve a change in voting power or beneficial ownership or, even if they do, may not involve a change of the magnitude required under the definition of “change of control repurchase event” in the indenture to trigger these provisions, notably, that the transactions are accompanied or followed within 60 days by a downgrade in the rating of the notes offered under this prospectus supplement, following which the notes are no longer rated “investment grade.” Except as described under “Description of Notes—Purchase of Notes upon a Change of Control Repurchase Event,” the indenture does not contain provisions that permit the holders of the notes to require us to repurchase the notes in the event of a takeover, recapitalization or similar transaction.

We may not be able to repurchase all of the notes upon a change of control repurchase event.

As described under “Description of Notes—Purchase of Notes upon a Change of Control Repurchase Event,” we will be required to offer to repurchase the notes upon the occurrence of a change of control repurchase event. We may not have sufficient funds to repurchase the notes in cash at such time or have the ability to arrange necessary financing on acceptable terms. In addition, our ability to repurchase the notes for cash may be limited by law or the terms of other agreements relating to our indebtedness outstanding at the time.

There are no existing markets for the notes. If any develop, they may not be liquid.

There are currently no established markets for the notes. We do not intend to list the notes on any national securities exchange or to seek their quotation on any automated dealer quotation system. The underwriters have advised us that they currently intend to make a market in the notes following the offering, as permitted by applicable laws or regulations. However, the underwriters have no obligation to make a market in such notes and they may cease market-making activities at any time without notice. Further, there can be no assurance as to the liquidity of any markets that may develop for the notes, your ability to sell your notes or the prices at which you will be able to sell your notes. Future trading prices of the notes will depend on many factors, including prevailing interest rates, our financial condition and results of operations, the then-current ratings assigned to the notes and the market for similar securities. Any trading market that develops for the notes of a series would be affected by many factors independent of and in addition to the foregoing, including:

•	the time remaining to the maturity of that series of notes;

•	the outstanding amount of that series of notes;

•	our financial performance;

•	our credit ratings with nationally recognized credit rating agencies; and

•	the level, direction and volatility of market interest rates generally.

Ratings of the notes may change after issuance and affect the market price and marketability of the notes.

We currently expect that, prior to issuance, the notes will be rated by Fitch Ratings, Ltd., Moody’s Investors Service Inc. and S&P Global Ratings, a division of S&P Global Inc. Such ratings are limited in scope, and do not address all material risks relating to an investment in the notes, but rather reflect only the view of each rating agency at the time the rating is issued. An explanation of the significance of such rating may be obtained from such rating agency. There is no assurance that such credit ratings will be issued or remain in effect for any given period of time or that such ratings will not be lowered, suspended or withdrawn entirely by the rating agencies, if, in each rating agency’s judgment, circumstances so warrant. It is also possible that such ratings may be lowered in connection with future events, such as future acquisitions. Any lowering, suspension or withdrawal of such ratings may have an adverse effect on the market price or marketability of the notes. In addition, any decline in the ratings of the notes may make it more difficult for us to raise capital on acceptable terms.

Increased leverage may harm our financial condition and results of operations.

As of July 31, 2024, we had approximately $5.1 billion of total liabilities on a consolidated basis and the ability to borrow up to $300 million under our money market line credit agreement, and up to $1.125 billion either under our uncommitted commercial paper program or under our revolving credit facility. Without giving effect to the sale of the notes in this offering to prepay a portion of outstanding borrowings under our term loan facility as described under “Use of Proceeds,” we will have approximately $    billion of total liabilities on a consolidated basis after this offering. Furthermore, we are permitted pursuant to the revolving credit facility to establish an incremental revolving credit facility of up to $750 million. We may incur additional indebtedness in the future and the notes do not restrict future incurrence of indebtedness. Any increase in our level of indebtedness and leverage will have important effects on our future operations, including, without limitation:

•	increased cash requirements to support the payment of interest;

•	increased vulnerability to adverse changes in general economic and industry conditions, as well as competitive pressure; and

•	depending on the level of our outstanding debt, a decreased ability to obtain additional financing for working capital, capital expenditures, general corporate and other purposes.

Our ability to make payments of principal and interest on our indebtedness depends upon our future performance, which will be subject to general economic conditions and financial, business and other factors affecting our consolidated operations, many of which are beyond our control. If we are unable to generate sufficient cash flow from operations in the future to service our debt, we may be required, among other things:

•	to seek additional financing in the debt or equity markets;

•	to refinance or restructure all or a portion of our debt, including the notes;

•	to sell selected assets;

•	to reduce or delay planned capital expenditures; or

•	to reduce or delay planned operating and investment expenditures.

Such measures might not be sufficient to enable us to service our debt. In addition, any such measures might not be available on economically favorable terms or at all.

In the event of a Special Mandatory Redemption Event, the 20  notes will be subject to a Special Mandatory Redemption and, as a result, you may not obtain the return you expect on the 20  notes.

Your decision to invest in the 20  notes will be made prior to the consummation of the BioVectra Acquisition and completion of certain closing conditions stated in the Purchase Agreement. The closing of this offering is not conditioned upon, and will be consummated before, the consummation of the BioVectra Acquisition. The BioVectra Acquisition is expected to be consummated before calendar year 2025, but it may not be consummated during that timeframe or at all. In the event of a Special Mandatory Redemption Event, we will be required to redeem all of the 20  notes at a redemption price equal to 101% of the aggregate principal amount of such notes, plus accrued and unpaid interest, if any, to, but not including, the Special Mandatory Redemption Date. See “Description of Notes—Special Mandatory Redemption.”

The proceeds from this offering will not be deposited into an escrow account pending completion of the BioVectra Acquisition or any Special Mandatory Redemption, nor will we be required to grant any security interest or other lien on those proceeds to secure any redemption of the notes. If we are required to redeem the 20  notes, the ability to pay the redemption price may be limited by our financial resources at the time. In addition, whether or not a Special Mandatory Redemption of the 20  notes is ultimately triggered, the existence of this redemption provision may adversely affect the trading prices of the 20  notes until such time, if any, as the BioVectra Acquisition is consummated. In the event of a Special Mandatory Redemption, we may not have sufficient funds to redeem any or all of the 20  notes, which would constitute an event of default under the indenture and could result in defaults under our other debt agreements and have material adverse consequences for us and the holders of the 20  notes and the 20  notes.

Upon such redemption, you may not be able to reinvest the proceeds you receive from the redemption in a comparable security at an effective interest rate or return on investment as high as what you otherwise would have received on your 20  notes being redeemed. Holders of the 20  notes will have no right to opt out of the Special Mandatory Redemption.

The Purchase Agreement for the BioVectra Acquisition may be amended or modified without your consent.

Between the time of the issuance of the notes and the consummation of the BioVectra Acquisition, the parties to the Purchase Agreement or other related transaction documents may agree to modify or waive the terms or conditions of such documents without consent from the holders of the notes. The terms of the notes will not preclude the parties to the Purchase Agreement from making certain changes to the terms of the BioVectra Acquisition or from waiving certain conditions to the BioVectra Acquisition that may adversely affect your investment in the notes. Accordingly, the Purchase Agreement may be amended or waived in a manner that is adverse to the interests of the holders of the notes, including an extension of the end date under the Purchase Agreement, a change in the purchase price, or a change to the structure of the BioVectra Acquisition.

SPECIAL NOTE ABOUT FORWARD-LOOKING STATEMENTS

We have made various forward-looking statements in this prospectus supplement and the accompanying prospectus, and the documents incorporated by reference herein and therein. Examples of such forward-looking statements include statements regarding:

•	growth opportunities, including for revenue and our end markets;

•	strength and drivers of the markets into which we sell;

•	sales funnels;

•	our strategic direction;

•	new product and service introductions and the position of our current products and services;

•	market demand for and adoption of our products and solutions;

•	the ability of our products and solutions to address customer needs and meet industry requirements;

•	our focus on differentiating our product solutions, improving our customers’ experience, productivity and growing our earnings;

•	future financial results;

•	our operating margin;

•	our investments, including in manufacturing infrastructure;

•	research and development and expanding and improving our applications and solutions portfolios;

•	expanding our position in developing countries and emerging markets;

•	our focus on balanced capital allocation;

•	our contributions to our pension and other defined benefit plans;

•	impairment of goodwill and other intangible assets;

•	the impact of foreign currency movements;

•	our hedging programs and other actions to offset the effects of tariffs and foreign currency and interest rate movements;

•	our future effective tax rate, tax valuation allowance and unrecognized tax benefits;

•	reimbursement incentives;

•	the impact of local government regulations on our ability to pay vendors or conduct operations;

•	our ability to satisfy our liquidity requirements, including through cash generated from operations;

•	the potential impact of adopting new accounting pronouncements;

•	indemnification;

•	source and supply of materials used in our products;

•	our sales;

•	our purchase commitments;

•	our capital expenditures;

•	the integration, effects and timing of our acquisitions and other transactions;

•	savings and headcount reduction recognized from our restructuring programs and other cost saving initiatives;

•	our stock repurchase program and dividends;

•	our geographical diversification;

•	macroeconomic environment and geopolitical uncertainties; and

•	interest rate and inflationary pressures.

The words “believe,” “expect,” “anticipate,” “intend,” “plan,” “aim,” “will,” “may,” “should,” “could,” “would,” “likely” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. Forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from such statements, including those described in the “Risk Factors” sections of this prospectus supplement and the accompanying prospectus and under the heading “Risk Factors” of our Quarterly Report on Form 10-Q for the fiscal quarter ended July 31, 2024, which is incorporated by reference herein. There may also be other risks that we are unable to predict at this time that may cause actual results to differ materially from those in forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We undertake no obligation to update publicly or revise any forward-looking statements.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the notes to partially finance the BioVectra Acquisition and to prepay a portion of outstanding borrowings under our term loan facility. Pending these uses, we intend to use the net proceeds for general corporate purposes.

In the event we are required to redeem the 20  notes in connection with a Special Mandatory Redemption Event, we intend to use the net proceeds of the 20  notes for general corporate purposes. See “Summary—BioVectra Acquisition.”

The closing of this offering is not conditioned upon, and will be consummated before, the consummation of the BioVectra Acquisition. The BioVectra Acquisition is expected to be consummated before calendar year 2025, but it may not be consummated during that timeframe or at all. In the event of a Special Mandatory Redemption Event, we will be required to redeem all of the 20  notes at a redemption price equal to 101% of the aggregate principal amount of such notes, plus accrued and unpaid interest, if any, to, but not including, the Special Mandatory Redemption Date. See “Description of Notes—Special Mandatory Redemption.”

The term loan facility provides for a delayed draw term loan that will mature on April 15, 2025. Loans under the term loan facility bear interest, at our option, either at: (i) the alternate base rate, as defined in the term loan facility, plus the applicable margin for such loans or (ii) adjusted term SOFR, as defined in the term loan facility, plus the applicable margin for such loans. As of July 31, 2024, we had $420 million borrowings outstanding under the term loan facility and had a weighted average interest rate of 6.19 percent.

Certain of the underwriters in this offering or their affiliates are lenders under the term loan facility. Accordingly, such underwriters or their affiliates will receive a portion of the net proceeds from the sale of the notes in this offering in connection with our prepayment of a portion of the borrowings under the term loan facility.

CAPITALIZATION

The following table shows our unaudited cash and cash equivalents and capitalization as of July 31, 2024:

•	on an actual basis; and

•

on an as-adjusted basis to reflect the issuance of the notes and the use of the net proceeds from the sale of the notes, together with cash on hand, to partially finance the BioVectra Acquisition, but without giving effect to the use of the net proceeds from the sale of the notes to prepay a portion of outstanding borrowings under our term loan facility.

This table should be read in conjunction with “Prospectus Supplement Summary—Summary Consolidated Financial Data” appearing elsewhere in this prospectus supplement, our financial statements and the accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for the fiscal year ended October 31, 2023, as supplemented by our Current Report on Form 8-K dated September 3, 2024, and our Quarterly Report on Form 10-Q for the fiscal quarter ended July 31, 2024, which are incorporated by reference in this prospectus supplement.

	As of July 31, 2024
	Actual	As Adjusted
	(in millions)
Cash and cash equivalents	$1,779	$

Short-term debt:
Revolving credit facility	—
Term loan facility	420
Commercial paper	375
Money market line credit agreement	—
Long-term debt:
3.050% Senior Notes due 2026(1)	299
2.750% Senior Notes due 2029(2)	496
2.100% Senior Notes due 2030(3)	497
2.300% Senior Notes due 2031(4)	845
% Senior Notes due 20 offered hereby	—
% Senior Notes due 20 offered hereby	—

Total debt	2,932
Total equity	5,903

Total capitalization (including short-term debt)	$8,835	$

(1)

In September 2016, we issued an aggregate principal amount of $300 million in senior notes. These notes mature on September 22, 2026, and bear interest at a fixed rate of 3.050% per annum, payable semi-annually.

(2)

In September 2019, we issued an aggregate principal amount of $500 million in senior notes. These notes mature on September 15, 2029, and bear interest at a fixed rate of 2.750% per annum, payable semi-annually.

(3)	In June 2020, we issued an aggregate principal amount of $500 million in senior notes. These notes mature on June 4, 2030, and bear interest at a fixed rate of 2.100% per annum, payable semi-annually.
(4)

In March 2021, we issued an aggregate principal amount of $850 million in senior notes. These notes mature on March 12, 2031, and bear interest at a fixed rate of 2.300% per annum, payable semi-annually.

DESCRIPTION OF NOTES

References to “Agilent” in this section of this prospectus supplement are only to Agilent Technologies, Inc. and not to any of its subsidiaries.

Selected provisions of the notes are summarized below. This summary supplements and, to the extent inconsistent with, replaces the description of the debt securities under the caption “Description of Debt Securities” in the accompanying prospectus. You should read the following information in conjunction with the statements under “Description of Debt Securities” in the accompanying prospectus.

The    % Senior Notes due    , 20 (the “20    notes”) and the    % Senior Notes due    , 20 (the “20    notes” and, together with the 20    notes, the “notes”) will each be issued as a separate series of debt securities under an indenture, dated as of March 12, 2021 (the “base indenture”), between Agilent Technologies, Inc. (“Agilent”) and Citibank, N.A., as trustee (the “trustee”). The terms of the 20 notes will include those stated in the base indenture as supplemented by the second supplemental indenture, to be dated as of the date of the initial issuance of the 20 notes, and the terms of the 20 notes will include those stated in the base indenture as supplemented by the third supplemental indenture, to be dated as of the date of the initial issuance of the 20 notes (the base indenture, as supplemented by the second supplemental indenture or the third supplemental indenture, as the context requires, the “indenture”). The following summary of provisions of the indenture, the    20    notes and the 20    notes does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the indenture, including definitions therein of certain terms and provisions made a part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). This summary may not contain all the information that you may find useful. You should read the indenture, copies of which are available from Agilent upon request. The base indenture is an exhibit to the registration statement of which the prospectus attached to this prospectus supplement is a part. Capitalized terms used and not defined in this description of notes have the meanings specified in the indenture.

General

The notes will have the following basic terms:

•

the notes will be senior unsecured obligations of Agilent and will rank equally with all other existing and future unsecured and unsubordinated debt obligations of Agilent, including Agilent’s 3.050% Senior Notes due 2026, 2.750% Senior Notes due 2029, 2.100% Senior Notes due 2030 and 2.300% Senior Notes due 2031 and borrowings under Agilent’s revolving credit facility, term loan facility, commercial paper program and money market line credit agreement;

•	the notes are obligations exclusively of Agilent and are not guaranteed by any of its subsidiaries;

•

the 20    notes initially will be limited to $    million aggregate principal amount and the 20    notes initially will be limited to $    million aggregate principal amount (subject to the rights of Agilent to issue additional notes as described under “—Further Issuances” below);

•	the 20 notes will accrue interest at a rate of % per annum and the 20 notes will accrue interest at the rate of % per annum;

•

interest will accrue on the notes from the most recent interest payment date for which interest has been paid or duly provided for (or if no interest has been paid or duly provided for, from the date of initial issuance of the notes), payable semi-annually in arrears on    and    of each year, beginning on    , 2025;

•	the 20 notes will mature on , 20 and the 20 notes will mature on , 20 , unless redeemed or repurchased prior to that date;

•	Agilent may redeem the notes, in whole or in part, at any time at its option as described under “—Optional Redemption” below;

•	Agilent will be required to redeem the 20 notes in connection with the occurrence of a “Special Mandatory Redemption Event” as described under “—Special Mandatory Redemption” below;

•

Agilent may be required to repurchase the notes or a series of notes in whole or in part at the option of the holders in connection with the occurrence of a “change of control repurchase event” as described under “—Purchase of Notes upon a Change of Control Repurchase Event” below;

•	the notes will be issued in registered form in denominations of $2,000 and integral multiples of $1,000 in excess thereof;

•

the notes will be represented by one or more global notes registered in the name of a nominee of DTC (as defined below), but in certain circumstances may be represented by notes in definitive form (see “—Book-Entry; Delivery and Form; Global Notes” below); and

•	the notes will be exchangeable and transferable at the office or agency of Agilent maintained for such purposes (which initially will be the corporate trust office of the trustee).

Agilent does not intend to list the notes on any securities exchange or include the notes in any automated quotation system.

The notes will not be subject to any sinking fund.

Agilent may, subject to compliance with applicable law, at any time purchase notes in the open market or otherwise.

Interest

Interest on the 20   notes will accrue at the rate of   % per annum and interest on the 20   notes will accrue at the rate of   % per annum. Interest on each note will be paid to the person in whose name that note is registered at the close of business on    or    immediately preceding the relevant interest payment date. Interest on the notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.

If any interest or other payment date of a note falls on a day that is not a business day, the required payment of principal, premium, if any, or interest will be due on the next succeeding business day as if made on the date that the payment was due, and no interest will accrue on that payment for the period from and after that interest or other payment date, as the case may be, to the date of that payment on the next succeeding business day. The term “business day” means, with respect to any note, any day other than a Saturday, a Sunday or a day on which banking institutions or trust companies in New York City or the place of payment are authorized or required by law, regulation or executive order to close.

The trustee shall have no obligation to calculate or verify the calculation of the interest rate.

Payment and Transfer or Exchange

Principal of and premium, if any, and interest on the notes will be payable, and the notes may be exchanged or transferred, at the office or agency maintained by Agilent for such purpose (which initially will be the corporate trust office of the trustee). Payment of principal of and premium, if any, and interest on a global note registered in the name of or held by The Depository Trust Company (“DTC”) or its nominee will be made in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such global note. If any of the notes are no longer represented by a global note, payment of interest on certificated notes in definitive form may, at the option of Agilent, be made by (i) check mailed directly to holders at their registered addresses or (ii) upon request of any holder of at least $1,000,000 principal amount of a series of notes, wire transfer to an account located in the United States maintained by the payee. See “—Book-Entry; Delivery and Form; Global Notes” below.

A holder may transfer or exchange any certificated notes in definitive form at the office or agency of Agilent maintained for such purposes (which initially will be at the same location set forth in the preceding paragraph). No service charge will be made for any registration of transfer or exchange of notes, but Agilent may require payment of a sum sufficient to cover any transfer tax or other governmental charge payable in connection therewith. Agilent is not required to transfer or exchange any note selected for redemption during a period of 10 days before mailing of a notice of redemption of notes to be redeemed.

The registered holder of a note will be treated as the owner of that note for all purposes.

Subject to applicable abandoned property law, all amounts of principal of and premium, if any, and interest on the notes paid by Agilent that remain unclaimed two years after such payment was due and payable will be repaid to Agilent, and the holders of such notes will thereafter look solely to Agilent for payment.

Ranking

The notes will be senior unsecured obligations of Agilent and will rank equally in right of payment with all existing and future unsecured and unsubordinated obligations of Agilent, including any indebtedness Agilent may incur from time to time under Agilent’s revolving credit facility, commercial paper program and money market line credit agreement. As of July 31, 2024, Agilent had an aggregate amortized principal amount of $299 million of its 3.050% Senior Notes due 2026 outstanding, an aggregate amortized principal amount of $496 million of its 2.750% Senior Notes due 2029 outstanding, an aggregate amortized principal amount of $497 million of its 2.100% Senior Notes due 2030 outstanding and an aggregate amortized principal amount of $845 million of its 2.300% Senior Notes due 2031 outstanding. As of July 31, 2024, Agilent had $420 million unsecured outstanding borrowings under its term loan facility (a portion of which, as described above under “Use of Proceeds,” Agilent intends to prepay with the net proceeds from the sale of the notes in this offering), $375 million of outstanding borrowings under its commercial paper program, no outstanding borrowings under its revolving credit facility and no outstanding amounts under its money market line credit agreement.

The notes will effectively rank junior in right of payment to all existing and future secured indebtedness of Agilent to the extent of the assets securing such indebtedness and will rank structurally junior to all existing and future liabilities of its subsidiaries, including indebtedness and trade payables. Agilent did not have any outstanding secured indebtedness as of July 31, 2024.

Agilent derives a substantial portion of its operating income and cash flow from its subsidiaries. Therefore, Agilent’s ability to make payments when due to the holders of the notes is, in part, dependent upon the receipt of sufficient funds from its subsidiaries. Claims of creditors of Agilent’s subsidiaries generally will have priority with respect to the assets and earnings of such subsidiaries over the claims of Agilent’s creditors, including holders of the notes. Accordingly, the notes will be structurally subordinated to creditors, including trade creditors and preferred stockholders, if any, of Agilent’s subsidiaries. As of July 31, 2024, Agilent’s subsidiaries had approximately $779 million of outstanding liabilities (including trade payables, but excluding intercompany liabilities and deferred revenue), all of which ranks structurally senior to the notes.

Optional Redemption

Prior to the applicable Par Call Date (as defined below) for a series of notes, Agilent may redeem the notes of such series at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the notes of such series matured on the applicable Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury

Rate plus (i)    basis points in the case of the 20    notes or (ii)    basis points in the case of the 20    notes, in each case less (b) interest accrued to the date of redemption, and

(2) 100% of the principal amount of the notes of such series to be redeemed,

plus, in either case, accrued and unpaid interest thereon to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

On or after the applicable Par Call Date, Agilent may redeem the notes of the applicable series, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the notes of such series being redeemed plus accrued and unpaid interest thereon to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

Notes called for redemption become due and payable on the date fixed for redemption (the “redemption date”) and at the applicable redemption price, plus accrued and unpaid interest to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided that, at Agilent’s option and discretion, a redemption may be subject to one or more conditions precedent including, but not limited to, completion of a corporate transaction that is pending (such as an equity or equity-linked offering, an incurrence of indebtedness or an acquisition or other strategic transaction involving a change of control in Agilent or another entity). If such redemption is so subject to satisfaction of one or more conditions precedent, the applicable notice of redemption shall describe each such condition, and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied or otherwise waived on or prior to the business day immediately preceding the relevant redemption date. We shall notify holders of any such rescission as soon as practicable after we determine that such conditions precedent will not be able to be satisfied or we are not able or willing to waive such conditions precedent. Once notice of redemption is mailed or sent, subject to the satisfaction of any conditions precedent provided in the notice of redemption, the notes called for redemption will become due and payable on the redemption date and at the applicable redemption price as set forth above under “—Optional Redemption.” Notices of redemption will be mailed to each holder of notes to be redeemed at its registered address by first-class mail (or delivered in accordance with the procedures of the depositary in respect of global notes), with a copy to the trustee, at least 10 but not more than 60 days before the redemption date. On and after the redemption date, interest will cease to accrue on any notes that are redeemed unless Agilent defaults in payment of the redemption price.

The notice of redemption for the notes will state the amount to be redeemed. A partial redemption of the notes may be effected pro rata, by lot or by such method as the trustee may deem fair and appropriate (including, in the case of notes represented by global notes, in accordance with DTC’s applicable procedures) and may provide for the selection for redemption of portions (equal to the minimum authorized denomination for the notes or any integral multiple thereof) of the principal amount of notes of a denomination larger than the minimum authorized denomination for such notes. On or before the redemption date, Agilent will deposit with a paying agent (or the trustee) money sufficient to pay the redemption price, plus accrued and unpaid interest to the redemption date.

For purposes of determining the optional redemption price, the following definitions are applicable:

“Par Call Date” means (1) with respect to the 20   notes,    , 20   (   months prior to the maturity date of the 20   notes) and (2) with respect to the 20   notes,    , 20   (   months prior to the maturity date of the 20   notes).

“Treasury Rate” means, with respect to any redemption date, the yield determined by Agilent in accordance with the following two paragraphs.

The Treasury Rate shall be determined by Agilent after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the applicable redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)—H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, Agilent shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the applicable redemption date to the applicable Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields – one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life – and shall interpolate to the applicable Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the applicable redemption date.

If on the third business day preceding the applicable redemption date H.15 TCM is no longer published, Agilent shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the applicable Par Call Date, as applicable. If there is no United States Treasury security maturing on the applicable Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the applicable Par Call Date, one with a maturity date preceding the applicable Par Call Date and one with a maturity date following the applicable Par Call Date, Agilent shall select the United States Treasury security with a maturity date preceding the applicable Par Call Date. If there are two or more United States Treasury securities maturing on the applicable Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, Agilent shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

Agilent’s actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error. The trustee shall have no obligation to calculate or verify the calculation of the redemption price.

Special Mandatory Redemption

In the event that (i) the BioVectra Acquisition is not consummated on or prior to the later of (1) July 21, 2025 and (2) the date that is five business days after any later date to which the parties to the Purchase Agreement may agree to extend the “End Date” in the Purchase Agreement (the “Special Mandatory Redemption End Date”) or (ii) we notify the trustee in writing under the indenture governing the 20 notes that we will not pursue consummation of the BioVectra Acquisition (any such event, a “Special Mandatory Redemption Event”), then the Company will be required to redeem all of the 20 notes (the “Special Mandatory Redemption”) at a redemption price equal to 101% of the aggregate principal amount of such notes, plus accrued and unpaid interest, if any, to, but not including, the Special Mandatory Redemption Date (as defined herein) (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date)

(the “Special Mandatory Redemption Price”). Unless Agilent defaults in payment of the Special Mandatory Redemption Price, on and after such Special Mandatory Redemption Date, interest will cease to accrue on the 20  notes to be redeemed.

In the event that Agilent becomes obligated to redeem the 20  notes pursuant to the Special Mandatory Redemption, Agilent will promptly, and in any event not more than 10 business days after the Special Mandatory Redemption Event, deliver written notice to the trustee of the Special Mandatory Redemption and the date upon which the 20  notes will be redeemed (the “Special Mandatory Redemption Date”), which date shall be no later than the tenth business day following the date of such notice unless some longer minimum period may be required by DTC (or any successor depositary), together with a notice of Special Mandatory Redemption for the trustee to deliver to each registered holder of 20  notes. The trustee will then promptly mail or electronically deliver (or otherwise transmit in accordance with the depositary’s procedures) such notice of Special Mandatory Redemption to each registered holder of notes.

On or before the Special Mandatory Redemption Date, Agilent will pay to a paying agent for payment to each holder of the 20  notes the applicable Special Mandatory Redemption Price for such holder’s notes.

Failure to make the Special Mandatory Redemption, if required in accordance with the terms described above, will constitute an event of default with respect to the 20  notes.

The proceeds from this offering will not be deposited into an escrow account pending completion of the BioVectra Acquisition or any Special Mandatory Redemption, nor will Agilent be required to grant any security interest or other lien on those proceeds to secure any redemption of the 20  notes.

Upon the consummation of the BioVectra Acquisition, the foregoing provisions regarding Special Mandatory Redemption will cease to apply. For the purposes of the foregoing, the BioVectra Acquisition will be deemed consummated if the closing under the Purchase Agreement occurs, including after giving effect to any amendments or modifications to the Purchase Agreement or waivers thereunder acceptable to Agilent.

Notwithstanding anything to the contrary, the Purchase Agreement may be amended at any time without the consent of any holder of the notes. See “Risk Factors—The Purchase Agreement for the BioVectra Acquisition may be amended or modified without your consent.”

For the purposes of the foregoing discussion, the following definitions apply:

“BioVectra Acquisition” means the acquisition of BioVectra by Agilent pursuant to the Purchase Agreement.

“Purchase Agreement” means that certain Stock Purchase Agreement, dated as of July 21, 2024, by and among 103360 P.E.I. Inc., Agilent Technologies, Inc., 102374 P.E.I. INC., H.I.G. Biovectra, L.P. and the other sellers party thereto, as may be amended, modified, supplemented or restated.

Purchase of Notes upon a Change of Control Repurchase Event

If a change of control repurchase event occurs as to a series of notes, unless Agilent has exercised its right to redeem the notes of such series as described above, Agilent will be required to make an offer to each holder of the notes of such series to repurchase all or any part (in excess of $2,000 and in integral multiples of $1,000) of that holder’s notes of such series at a repurchase price in cash equal to 101% of the aggregate principal amount of the notes repurchased plus any accrued and unpaid interest on the notes repurchased to, but not including, the date of repurchase. Within 30 days following any change of control repurchase event or, at the option of Agilent, prior to any change of control, but after the public announcement of the change of control or event that may constitute the change of control, Agilent will send a notice to each holder of notes of such series, with a copy to the trustee, describing the transaction or transactions that constitute or may constitute the change of control repurchase event and offering to repurchase the notes on the repurchase date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is sent. The notice shall, if sent prior to the date of consummation of the change of control, state that the offer to purchase is conditioned on a change of control repurchase event occurring on or prior to the payment date specified in the notice. Agilent will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other securities laws and regulations to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a change of control repurchase event. To the extent that the provisions of any securities laws or regulations conflict with the change of control repurchase event provisions of the notes or indenture, Agilent will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the change of control repurchase event provisions of the notes or indenture by virtue of compliance with such securities laws or regulations.

On the repurchase date following a change of control repurchase event, Agilent will, to the extent lawful:

(1)	accept for payment all the notes or portions of the notes of the applicable series properly tendered pursuant to its offer;

(2)	deposit with the paying agent an amount equal to the aggregate purchase price in respect of all the notes or portions of the notes of the applicable series properly tendered; and

(3)

deliver or cause to be delivered to the trustee the notes of the applicable series properly accepted, together with an officer’s certificate stating the aggregate principal amount of notes being purchased by Agilent.

The paying agent will promptly send to each holder of notes of the applicable series properly tendered the purchase price for the notes, and upon written instruction from Agilent, the trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new note equal in principal amount to any unpurchased portion of any notes surrendered.

Agilent will not be required to make an offer to repurchase the notes of a series upon a change of control repurchase event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by Agilent and such third party purchases all notes of such series properly tendered and not withdrawn under its offer.

The change of control repurchase event feature of the notes may in certain circumstances make more difficult or discourage a sale or takeover of Agilent and, thus, the removal of incumbent management. The change of control repurchase event feature is a result of negotiations between Agilent and the underwriters. Agilent has no present intention to engage in a transaction involving a change of control, although it is possible that Agilent could decide to do so in the future. Subject to the limitations discussed below, Agilent could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a change of control under the indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect the capital structure of Agilent or the credit ratings of the notes. Restrictions on the ability of Agilent to incur liens, enter into sale and leaseback transactions and consolidate, merge or sell assets are contained in the covenants as described under the sections of the accompanying prospectus entitled “Description of Debt Securities—Certain Covenants—Limitation on Liens,” “Description of Debt Securities—Certain Covenants—Limitation on Sale and Leaseback Transactions” and “Description of Debt Securities—Certain Covenants—Limitation on Consolidation, Merger and Sale of Assets.” Except for the limitations contained in such covenants and the covenant relating to repurchases upon the occurrence of a change of control repurchase event, the indenture will not contain any covenants or provisions that may afford holders of the notes protection in the event of a decline in the credit quality of Agilent or a highly leveraged or similar transaction involving Agilent.

The phrase “all or substantially all,” as used with respect to the assets of Agilent and its subsidiaries in the definition of “change of control,” is subject to interpretation under applicable state law, and its applicability in a given instance would depend upon the facts and circumstances. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer of “all or substantially all” of the assets of Agilent and its subsidiaries has occurred in a particular instance, in which case a holder’s ability to obtain the benefit of these provisions could be uncertain.

Agilent may not have sufficient funds to repurchase all the notes of the applicable series upon a change of control repurchase event. In addition, even if it has sufficient funds, Agilent may be prohibited from repurchasing the notes under the terms of the debt instruments governing its indebtedness outstanding at such time. Furthermore, a change of control would constitute an event of default under the revolving credit facility and the term loan facility. See “Risk Factors—Risks Relating to the Notes—We may not be able to repurchase all of the notes upon a change of control repurchase event.”

For purposes of the foregoing discussion of a repurchase at the option of holders, the following definitions are applicable:

“change of control” means the occurrence of any of the following: (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of Agilent and its subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d) and Section 14(d) of the Exchange Act) other than Agilent or one of its subsidiaries; (2) the adoption of a plan relating to Agilent’s liquidation or dissolution; or (3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) or “group” (within the meaning of Section 13(d) of the Exchange Act) of “persons”, other than Agilent or its subsidiaries, becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 of the Exchange Act), directly or indirectly, of more than 50% of the combined voting power of Agilent’s voting stock or other voting stock into which Agilent’s voting stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; provided, however, that (x) a person shall not be deemed beneficial owner of, or to own beneficially, (A) any securities tendered pursuant to a tender or exchange offer made by or on behalf of such person or any of such person’s affiliates until such tendered securities are accepted for purchase or exchange thereunder, or (B) any securities if such beneficial ownership (i) arises solely as a result of a revocable proxy delivered in response to a proxy or consent solicitation made pursuant to the applicable rules and regulations under the Exchange Act, and (ii) is not also then reportable on Schedule 13D (or any successor schedule) under the Exchange Act and (y) a transaction will not be deemed to involve a change of control under this clause (3) if (A) Agilent becomes a direct or indirect wholly owned subsidiary of a holding company and (B)(i) the direct or indirect holders of the voting stock of such holding company immediately following that transaction are substantially the same as the holders of Agilent’s voting stock immediately prior to that transaction and each holder holds substantially the same percentage of voting stock of such holding company as such holder held of Agilent’s shares immediately prior to that transaction or (ii) Agilent’s voting stock outstanding immediately prior to such transaction are converted into or exchanged for, a majority of the voting stock of such holding company immediately after giving effect to such transaction.

“change of control repurchase event” means the occurrence of both a change of control and a ratings event.

“Fitch” means Fitch Ratings Inc. and its successors.

“investment grade” means a rating of BBB- or better by Fitch (or its equivalent under any successor rating categories of Fitch); a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s); and a rating of BBB- or better by S&P (or its equivalent under any successor rating categories of S&P); or the equivalent investment grade credit rating from any additional rating agency or rating agencies selected by Agilent.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“rating agency” means each of Fitch, Moody’s and S&P, so long as such entity makes a rating of the applicable series of notes publicly available; provided, however, if any of Fitch, Moody’s or S&P ceases to rate such notes or fails to make a rating of such notes publicly available for reasons outside of the control of Agilent, Agilent shall be allowed to designate a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act as a replacement agency for the agency that ceased to make such a rating publicly available. For the avoidance of doubt, failure by Agilent to pay rating agency fees to make a rating of the applicable series of notes shall not be a “reason outside of the control of Agilent” for the purposes of the preceding sentence.

“ratings event” means a decrease in the ratings of a series of notes by one or more of the rating agencies such that such notes are rated below investment grade by all of the rating agencies on any date from the date of the public notice of an arrangement that could result in a change of control until the end of the 60-day period following public notice of the occurrence of a change of control (which period shall be extended so long as the rating of the applicable series of notes is under publicly announced consideration for possible downgrade by any of the rating agencies on the 60th day of such period, such extension to last with respect to each such rating agency until the date on which such rating agency considering such possible downgrade either (x) rates the applicable series of notes below investment grade or (y) publicly announces that it is no longer considering the applicable series of notes for possible downgrade; provided that no such extension will occur if on such 60th day the applicable series of notes are rated investment grade by at least one of such rating agencies in question and are not subject to review for possible downgrade by such rating agency).

Notwithstanding the foregoing, a ratings event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular change of control (and thus shall not be deemed a ratings event for purposes of the definition of change of control repurchase event hereunder) if the rating agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the trustee in writing at its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable change of control (whether or not the applicable change of control shall have occurred at the time of the ratings event).

“S&P” means S&P Global Ratings, a division of S&P Global Inc., and its successors.

“voting stock” of any specified person as of any date means the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

Limitations on Liens

In addition to the exceptions to the limitation on liens restrictions set forth in the accompanying prospectus under “Certain Covenants—Limitation on Liens,” the notes will include an additional exception for liens existing on the date of the first supplemental indenture reflecting certain terms of the notes.

Further, for purposes of the covenant set forth in the accompanying prospectus under “Certain Covenants—Limitation on Liens” as it applies to the notes, the definition of “Principal Property” means Agilent’s principal offices in Santa Clara, California, each manufacturing facility, each research and development facility and each service and support facility (in each case including associated office facilities) that is real property located within the territorial limits of the United States of America owned by Agilent or any wholly owned subsidiaries of Agilent, except such as Agilent’s board of directors by resolution determines in good faith (taking into account, among other things, the importance of such property to the business, financial condition and earnings of Agilent and its subsidiaries taken as a whole) not to be of material importance to the business of Agilent and its subsidiaries, taken as a whole.

Further Issuances

Agilent may from time to time, without notice to or the consent of the holders of the notes of a series, create and issue additional notes of that series having the same terms as, and ranking equally and ratably with, such series of notes in all respects (except for the issue date, the issue price and, if applicable, the first interest payment date, the date upon which interest begins to accrue and the amount of interest payable on the first interest payment date applicable thereto). Such additional notes of a series may be consolidated and form a single series with, and will have the same terms as to ranking, redemption, waivers, amendments or otherwise as, the notes of that series and will vote together as one class on all matters with respect to the notes of that series. Additional notes of a series may only bear the same CUSIP and/or ISIN number as the applicable series of notes offered hereby if they would be fungible for United States federal income tax purposes with the applicable series of notes offered hereby.

Events of Default

In addition to the “events of default” listed in the accompanying prospectus under “Description of Debt Securities—Events of Default” (other than the event of default set forth in clause (6) of such section, which will not be applicable with respect to the notes), a failure by Agilent to repurchase notes of a series tendered for repurchase following the occurrence of a change of control repurchase event in conformity with the covenant set forth under “—Purchase of Notes upon a Change of Control Repurchase Event” is also an “event of default” under the indenture with respect to the 20 notes and the 20 notes.

Defeasance

Agilent at any time may terminate all its obligations with respect to a series of notes and the indenture governing such series of notes (such termination, “legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the notes of such series, to replace mutilated, destroyed, lost or stolen notes and to maintain a registrar and paying agent in respect of the notes of such series. Agilent at any time may also terminate its obligations with respect to a series of notes under certain covenants included in the indenture governing such series of notes, including the covenants described under the sections of the accompanying prospectus entitled “Description of Debt Securities—Certain Covenants—Limitation on Liens” and “Description of Debt Securities—Certain Covenants—Limitation on Sale and Leaseback Transactions,” under clause (3) under “Description of Debt Securities—Events of Default” in the accompanying prospectus and under the provisions described under “—Purchase of Notes upon a Change of Control Repurchase Event” in this prospectus supplement, which termination is referred to in this prospectus supplement as “covenant defeasance.” Agilent may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option.

If Agilent exercises its legal defeasance option with respect to a series of notes, payment of such notes may not be accelerated because of an event of default with respect thereto. If Agilent exercises its covenant defeasance option with respect to a series of notes, payment of such notes may not be accelerated because of an event of default specified under “—Events of Default” above or an event of default specified in clauses (3) and (6) under “Description of Debt Securities—Events of Default” in the accompanying prospectus with respect to the covenants described under “Description of Debt Securities—Certain Covenants” in the accompanying prospectus and Agilent will no longer be obligated to make an offer for such notes under the covenant set forth under “—Purchase of Notes upon a Change of Control Repurchase Event” upon the occurrence of a change of control repurchase event.

The legal defeasance option or the covenant defeasance option with respect to a series of notes may be exercised only if:

(a)

Agilent irrevocably deposits in trust with the trustee money or U.S. government securities or a combination thereof, which through the payment of interest thereon and principal thereof in accordance with their terms, will provide money in an amount sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay principal and interest when due on all the notes of such series being defeased to maturity;

(b)

no default or event of default with respect to the applicable series of notes has occurred and is continuing on the date of such deposit, or, with respect to an event of default involving bankruptcy, at any time in the period ending on the 91st day after the date of deposit;

(c)	in the case of the legal defeasance option, Agilent delivers to the trustee an opinion of counsel stating that:

(1)	Agilent has received from the Internal Revenue Service a ruling, or

(2)	since the date of the indenture governing such series of notes there has been a change in the applicable U.S. federal income tax law,

in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of the notes of the applicable series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such legal defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such legal defeasance has not occurred;

(d)

in the case of the covenant defeasance option, Agilent delivers to the trustee an opinion of counsel to the effect that the holders of the notes of the applicable series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred; and

(e)

Agilent delivers to the trustee an officer’s certificate and an opinion of counsel, each stating that all conditions precedent to the defeasance and discharge of the notes of the applicable series have been complied with as required by the indenture governing such series of notes.

Same-Day Settlement and Payment

The notes will trade in the same-day funds settlement system of DTC until maturity or until Agilent issues the notes in certificated form. DTC will therefore require secondary market trading activity in the notes to settle in immediately available funds. Agilent can give no assurance as to the effect, if any, of settlement in immediately available funds on trading activity in the notes.

Book-Entry; Delivery and Form; Global Notes

Each series of notes will be represented by one or more global notes in definitive, fully registered form without interest coupons. Each global note will be deposited with the trustee as custodian for DTC and registered in the name of a nominee of DTC for the accounts of participants in DTC.

Investors may hold their interests in a global note directly through DTC if they are DTC participants, or indirectly through organizations that are DTC participants. Except in the limited circumstances described below, holders of notes represented by interests in a global note will not be entitled to receive their notes in fully registered certificated form.

DTC has advised as follows: DTC is a limited-purpose trust company organized under New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities of institutions that have accounts with DTC (“participants”) and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers (which may include the underwriters), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s book-entry system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

Ownership of Beneficial Interests

Upon the issuance of each global note, DTC will credit, on its book-entry registration and transfer system, the respective principal amount of the individual beneficial interests represented by the global note to the accounts of participants. Ownership of beneficial interests in each global note will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in each global note will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by DTC (with respect to participants’ interests) and such participants (with respect to the owners of beneficial interests in the global note other than participants).

So long as DTC or its nominee is the registered holder and owner of a global note, DTC or such nominee, as the case may be, will be considered the sole legal owner of the series of notes represented by the global note for all purposes under the indenture, such series of notes and applicable law. Except as set forth below, owners of beneficial interests in a global note will not be entitled to receive certificated notes and will not be considered to be the owners or holders of any notes under the global note. Agilent understands that under existing industry practice, in the event an owner of a beneficial interest in a global note desires to take any actions that DTC, as the holder of the global note, is entitled to take, DTC would authorize the participants to take such action, and that participants would authorize holders owning through such participants to take such action or would otherwise act upon the instructions of holders owning through them. No holder of an interest in a global note will be able to transfer the interest except in accordance with DTC’s applicable procedures, in addition to those provided for under the indenture. Because DTC can only act on behalf of participants, who in turn act on behalf of others, the ability of a person having a beneficial interest in a global note to pledge that interest to persons that do not participate in the DTC system, or otherwise to take actions in respect of that interest, may be impaired by the lack of physical certificate of that interest.

All payments on the notes represented by a global note registered in the name of and held by DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered owner and holder of the global note.

Agilent expects that DTC or its nominee, upon receipt of any payment of principal, premium, if any, or interest in respect of a global note, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global note as shown on the records of DTC or its nominee. Agilent also expects that payments by participants to owners of beneficial interests in the global note held through such participants will be governed by standing instructions and customary practices as is now the case with securities held for accounts for customers registered in the names of nominees for such customers. These payments, however, will be the responsibility of such participants and indirect participants, and neither Agilent, the underwriters, the trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, interests in any global note or for maintaining, supervising or reviewing any records relating to such interests or for any other aspect of the relationship between DTC and its participants or the relationship between such participants and the owners of beneficial interests in the global note.

Unless and until it is exchanged in whole or in part for certificated notes, each global note may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC. Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

Agilent expects that DTC will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in a global note are credited and only in respect of such portion of the aggregate principal amount of the notes as to which such participant or participants has or have given such direction.

Although Agilent expects that DTC will agree to the foregoing procedures in order to facilitate transfers of interests in each global note among participants of DTC, DTC is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of Agilent, the underwriters or the trustee will have any responsibility for the performance or nonperformance by DTC or their participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certificated securities may be issued in exchange for beneficial interests in the global notes under certain circumstances, including (i) if an event of default shall have occurred and be continuing with respect to the notes, (ii) if DTC is at any time unwilling or unable to continue as a depositary for the global notes and a successor depositary is not appointed by Agilent within 90 days or (iii) at any time Agilent determines, in its sole discretion, that a series of notes or portions thereof issued or issuable in the form of one or more global notes shall no longer be represented by such global note. These certificated notes will be registered in such name or names as DTC shall instruct the trustee in writing. It is expected that such instructions may be based upon directions received by DTC from participants with respect to ownership of beneficial interests in global securities.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that Agilent believes to be reliable, but Agilent does not take responsibility for its accuracy.

Euroclear and Clearstream

If the depositary for a global security is DTC, you may hold interests in the global notes through the Euroclear System (“Euroclear”) or Clearstream Banking S.A. (“Clearstream”), in each case, as a participant in DTC. Euroclear and Clearstream, will hold interests, in each case, on behalf of their participants through customers’ securities accounts in the names of Euroclear and Clearstream on the books of their respective depositaries, which in turn will hold such interests in customers’ securities in the depositaries’ names on DTC’s books.

Payments, deliveries, transfers, exchanges, notices and other matters relating to the notes made through Euroclear or Clearstream must comply with the rules and procedures of those systems. Those systems could change their rules and procedures at any time. Agilent has no control over those systems or their participants, and it takes no responsibility for their activities. Transactions between participants in Euroclear or Clearstream, on the one hand, and other participants in DTC, on the other hand, would also be subject to DTC’s rules and procedures.

Investors will be able to make and receive through Euroclear and Clearstream payments, deliveries, transfers, exchanges, notices and other transactions involving any securities held through those systems only on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

In addition, because of time-zone differences, U.S. investors who hold their interests in the notes through these systems and wish, on a particular day, to transfer their interests, or to receive or make a payment or delivery or exercise any other right with respect to their interests, may find that the transaction will not be effected until the next business day in Brussels or Luxembourg, as applicable. Thus, investors who wish to exercise rights that expire on a particular day may need to act before the expiration date. In addition, investors who hold their interests through both DTC and Euroclear or Clearstream may need to make special arrangements to finance any purchase or sales of their interests between the U.S. and European clearing systems, and those transactions may settle later than transactions within one clearing system.

Governing Law

The indenture is and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

Regarding the Trustee

Citibank, N.A. is the trustee under the indenture and has also been appointed by Agilent to act as registrar, transfer agent and paying agent for the notes. Citibank, N.A., in each of its capacities, including without limitation as trustee, registrar, transfer agent and paying agent, assumes no responsibility for the accuracy or completeness of the information concerning us or our affiliates or any other party contained in this document or the related documents or for any failure by us or any other party to disclose events that may have occurred and may affect the significance or accuracy of such information.

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion summarizes certain material U.S. federal income tax considerations that may be relevant to you if you invest in the notes but does not purport to be a complete analysis of all potential tax considerations. Except as discussed under “—Non-U.S. Holders,” “—Information Reporting and Backup Withholding” and “—FATCA Withholding on Payments to Foreign Financial Entities and Other Foreign Entities” below, the discussion generally applies only to beneficial owners of notes that are U.S. holders. You will be a “U.S. holder” if you are a beneficial owner of a note that is (i) an individual who is a citizen or resident of the United States for U.S. federal income tax purposes; (ii) a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia; (iii) an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust if (A) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (B) the trust has in effect a valid election under applicable Treasury Regulations (as defined below) to be treated as a U.S. person for U.S. federal income tax purposes. A “non-U.S. holder” is a beneficial owner of a note (other than a partnership or other entity treated as a partnership for U.S. federal income tax purposes) that is not a U.S. holder.

This summary applies only to notes that are held: (i) as capital assets (generally, property held for investment) and (ii) by those holders who purchased notes on original issuance at the “issue price” (generally, the first price at which a substantial portion of the notes of the applicable series is sold for cash to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers)). The tax treatment of a holder may vary depending on that holder’s particular situation. This summary does not address all of the considerations that may be relevant to you if you are an investor that is subject to special tax treatment such as, for example, a bank, thrift, real estate investment trust, regulated investment company, insurance company, dealer in securities or currencies, trader in securities or commodities that elects mark to market treatment, person that will hold notes as a position in a “straddle,” conversion transaction, integrated transaction or other similar transaction, tax-exempt organization, person required to accelerate the recognition of any item of gross income with respect to the notes as a result of such income being recognized on an applicable financial statement, partnership or other entity treated as a partnership for U.S. federal income tax purposes, S corporation, former citizen or resident of the United States or U.S. holder whose “functional currency” is not the U.S. dollar. If an entity that is treated as a partnership for U.S. federal income tax purposes holds the notes, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. If you are a partner in such an entity, you should consult your tax advisor as to the U.S. federal income tax consequences to you of the purchase, ownership or disposition of the notes by the partnership. In addition, this discussion does not describe any tax consequences arising out of the tax laws of any state, local or foreign jurisdiction, or any possible applicability of U.S. federal gift or estate tax or alternative minimum tax.

This summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and the U.S. federal income tax regulations promulgated under the Code (the “Treasury Regulations”), rulings and judicial decisions thereunder as of the date hereof, all of which may change. Any change could apply retroactively and could affect the continued validity of this summary. There can be no assurances that the Internal Revenue Service (the “IRS”) will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the U.S. federal income tax consequences of acquiring, holding or disposing of the notes.

You should consult your tax advisor about the U.S. federal income tax consequences of purchasing, holding or disposing of the notes, including with respect to your particular situation, as well as the application of state, local, foreign or other tax laws that may be relevant to your particular situation.

Payments or Accruals of Interest

Payments or accruals of interest on a note will be taxable to you as ordinary income at the time that you actually or constructively receive or accrue such amounts (in accordance with your regular method of tax accounting).

This discussion assumes that the notes will be issued with less than a de minimis amount of original issue discount. If, however, the notes’ principal amount exceeds the issue price by at least a de minimis amount, as determined under applicable Treasury Regulations, a U.S. holder will be required to include such excess of principal amount over issue price in income as original issue discount, as it accrues, in accordance with a constant yield method based on a compounding of interest, before the receipt of cash payments attributable to this income.

Repurchase and Redemption Options

In the event that there is a change of control repurchase event, holders of notes will have the right to require us to repurchase their notes at 101% of the principal amount plus accrued and unpaid interest, if any (see “Description of Notes—Purchase of Notes upon a Change of Control Repurchase Event”). In the event that there is a Special Mandatory Redemption Event, we will be required to redeem the 20    notes at 101% of the principal amount plus accrued and unpaid interest, if any (see “Description of Notes—Special Mandatory Redemption”). Further, we may redeem the notes, in whole or in part, at our option (see “Description of Notes—Optional Redemption”). If the amount or timing of any payment on a debt instrument is contingent, the debt instrument could be subject to special rules that apply to “contingent payment debt instruments.” Although not free from doubt, we intend to take the position that a possible or actual payment upon a change of control repurchase event, upon a Special Mandatory Redemption Event, or upon an optional redemption will not cause the applicable series of notes to be treated as “contingent payment debt instruments” for purposes of the original issue discount provisions of the Code and the Treasury Regulations. Our determination that the notes are not contingent payment debt instruments is binding on a U.S. holder unless such holder discloses its contrary position in the manner required by applicable Treasury Regulations. Our determination is not, however, binding on the IRS, and if the IRS were to challenge this determination, a U.S. holder, under the original issue discount provisions of the Code and the Treasury Regulations, might be required to accrue income on its notes in excess of stated interest and prior to the receipt of cash, and may be required to treat as ordinary income rather than as capital gain any income realized on the taxable disposition of a note. U.S. holders should consult their own tax advisors regarding the possible application of the Treasury Regulations pertaining to contingent payment debt instruments to the notes and the consequences thereof. The remainder of this discussion assumes that our determination is correct.

Purchase, Sale, Redemption and Retirement of Notes

Your tax basis in a note generally will equal the cost of the note to you. When you sell or exchange a note, or if a note that you hold is redeemed or retired, you generally will recognize taxable gain or loss equal to the difference between the amount you realize on the transaction (less any accrued interest, which will be subject to tax in the manner described above under “—Payments or Accruals of Interest”) and your tax basis in the note. Special rules may apply to notes redeemed in part.

The gain or loss that you recognize on the sale, exchange, redemption or retirement of a note generally will be capital gain or loss and will be long-term capital gain or loss if you have held the note for more than one year on the date of disposition. Net long-term capital gain recognized by a non-corporate U.S. holder (including an individual) generally is subject to tax at a lower rate than net short-term capital gain or ordinary income. The ability of U.S. holders to offset capital losses against ordinary income is limited.

Unearned Income Medicare Contribution

Certain U.S. holders who are individuals earning over $200,000 (or joint filers earning over $250,000, or married taxpayers filing separate returns earning over $125,000), and estates or trusts with an adjusted gross income exceeding a threshold as indicated in the Code and Treasury Regulations, are required to pay an additional 3.8% Medicare tax on net investment income, including, among other things, interest on a note and capital gains from the sale or other disposition of notes.

Non-U.S. Holders

For purposes of the discussion below, interest and gain on the sale, exchange, redemption or retirement of notes recognized by a non-U.S. holder will be considered to be “U.S. trade or business income” if such income or gain is (i) effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business and (ii) in the case of a non-U.S. holder eligible for the benefits of a bilateral income tax treaty to which the United States is a party, attributable to a permanent establishment in the United States.

Subject to the discussions below regarding backup withholding and FATCA (as defined below), interest paid on the notes to a non-U.S. holder generally will not be subject to U.S. federal income or withholding tax if such interest is not U.S. trade or business income and is “portfolio interest.” Generally, interest on the notes will qualify as portfolio interest if the non-U.S. holder:

(i)	does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

(ii)

is not a controlled foreign corporation (in general, a foreign corporation is a controlled foreign corporation if more than 50% of its stock, by voting power or value, is owned, actually or constructively, by one or more U.S. persons that each owns, actually or constructively, at least 10% of the corporation’s stock, by voting power or value) with respect to which we are a “related person” within the meaning of section 864(d)(4) of the Code;

(iii)	is not a bank that is receiving the interest on a loan made in the ordinary course of its trade or business; and

(iv)

either (a) certifies, under penalties of perjury on a Form W-8BEN or Form W-8BEN-E (or such successor form as the IRS designates), prior to the payment that such holder is not a U.S. person and provides such holder’s name and address or (b) holds the notes through certain foreign intermediaries or certain foreign partnerships and satisfies the certification requirements under the applicable Treasury Regulations.

The gross amount of payments of interest that do not qualify as portfolio interest and that are not U.S. trade or business income will be subject to U.S. withholding tax at a rate of 30% unless an applicable tax treaty applies to reduce or eliminate withholding. U.S. trade or business income will be taxed at regular U.S. rates (as if earned by a U.S. holder) rather than the 30% gross withholding tax rate. In the case of a non-U.S. holder that is a corporation, such U.S. trade or business income may also be subject to the branch profits tax which is imposed at a rate of 30% (or a lower rate under an applicable tax treaty) on the non-U.S. holder’s effectively connected earnings and profits for the taxable year, subject to adjustments. To claim the benefits of a treaty exemption from or reduction in withholding, a non-U.S. holder must, prior to the payment of interest, provide a properly executed Form W-8BEN or Form W-8BEN-E (or such successor form as the IRS designates). To claim an exemption from withholding because income is U.S. trade or business income, a non-U.S. holder must, prior to the payment of interest, provide a properly executed Form W-8ECI (or such successor form as the IRS designates). These forms may need to be periodically updated. A non-U.S. holder that is claiming the benefits of a treaty may be required in certain instances to obtain a U.S. taxpayer identification number (“TIN”) and provide it on a Form W-8BEN or Form W-8BEN-E.

Subject to the discussions below regarding backup withholding and FATCA, if you are a non-U.S. holder, any gain you realize on a sale, exchange, redemption or retirement of notes generally will be exempt from U.S.

federal income tax, including withholding tax. This exemption will not apply to you if (i) the gain is U.S. trade or business income, in which case such gain will be taxed at regular U.S. rates (as if earned by a U.S. holder) and the branch profits tax described above may also apply if you are a corporate non-U.S. holder; or (ii) you are an individual who is present in the United States for 183 or more days in the taxable year of the disposition and certain other requirements are met. Special rules may apply to certain non-U.S. holders (or their beneficial owners), such as “controlled foreign corporations,” “passive foreign investment companies,” and certain U.S. expatriates, that are subject to special treatment under the Code. Such non-U.S. holders (or their beneficial owners) should consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.

Information Reporting and Backup Withholding

If you are a U.S. holder and receive interest payments on a note or proceeds upon the sale or other disposition of a note, such payments or proceeds will generally be subject to information reporting and may also be subject to backup withholding, currently at a rate of 24%. Certain U.S. holders (including, among others, corporations) are generally not subject to information reporting or backup withholding. In addition, backup withholding will generally not apply if you provide your TIN to the payor in the prescribed manner and certify that you are not subject to backup withholding, unless: (i) the IRS notifies the payor that the TIN you provided is incorrect; or (ii) you fail to report or underreport certain payments of interest and dividends that you receive on your tax return and the IRS notifies the payor that withholding is required.

Information returns will be filed with the IRS in connection with payments of interest on the notes to non-U.S. holders. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty. If you are a non-U.S. holder, you may have to comply with certification procedures to establish your non-U.S. status in order to avoid additional information reporting and backup withholding tax requirements with respect to interest payments on a note or proceeds upon the sale or other disposition of a note. The certification procedures required to claim the exemption from withholding tax on interest income described above will satisfy these certification requirements.

Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a holder may be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the IRS.

FATCA Withholding on Payments to Foreign Financial Entities and Other Foreign Entities

Legislation known as the Foreign Account Tax Compliance Act and guidance issued thereunder (“FATCA”) imposes withholding taxes on certain types of payments made to “foreign financial institutions” and certain other foreign entities (including financial intermediaries). FATCA generally imposes withholding at a rate of 30% on payments to certain foreign entities of interest on the notes, unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied or the entity otherwise qualifies for an exemption. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. These withholding rules generally apply to payments of interest on the notes. Currently proposed regulations provide that FATCA withholding does not apply to gross proceeds from the disposition of property of a type that can produce U.S. source interest, such as the notes; however, prior versions of the rules would have made such gross proceeds subject to FATCA withholding. Taxpayers (including withholding agents) can currently rely on the proposed regulations until final regulations are issued. You should consult your tax advisor regarding the application of FATCA.

EACH INVESTOR SHOULD CONSULT HIS, HER OR ITS OWN TAX ADVISOR AS TO PARTICULAR TAX CONSEQUENCES TO HIM, HER OR IT OF PURCHASING, HOLDING AND DISPOSING OF NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND OF ANY PROPOSED CHANGES IN APPLICABLE LAW.

UNDERWRITING (CONFLICTS OF INTEREST)

Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus supplement, the underwriters named below, for whom BofA Securities, Inc., J.P. Morgan Securities LLC, Mizuho Securities USA LLC and Wells Fargo Securities, LLC are acting as representatives, have severally agreed to purchase, and Agilent has agreed to sell to them, severally, the principal amount of the notes set forth opposite each underwriter’s name below:

Underwriters	Principal amount of the 20 notes	Principal amount of the 20 notes
BofA Securities, Inc.	$	$
J.P. Morgan Securities LLC
Mizuho Securities USA LLC
Wells Fargo Securities, LLC
BNP Paribas Securities Corp.
SG Americas Securities, LLC

Total	$	$

The underwriters are offering the notes subject to their acceptance of the notes from Agilent and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the notes offered by this prospectus supplement are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the notes offered by this prospectus supplement if any such notes are taken.

The underwriters initially propose to offer the notes directly to the public at the offering price described on the cover page of this prospectus supplement. In addition, the underwriters may offer part of the notes to certain dealers at a price that represents a concession not in excess of    % of the principal amount of the notes. Any underwriter may allow, and any such dealer may reallow, a concession not in excess of    % of the principal amount of the notes to other dealers. After the initial offering of the notes, the underwriters may from time to time vary the offering price and other selling terms.

The following table shows the underwriting discount that Agilent will pay to the underwriters in connection with this offering:

Paid by Agilent
Per 20 note		%
20 notes total
Per 20 note
20 notes total

Total	$

Agilent has also agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments which the underwriters may be required to make in respect of any such liabilities.

In connection with the offering of the notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the prices of the notes. Specifically, the underwriters may overallot in connection with the offering of the notes, creating a syndicate short position. In addition, the underwriters may bid for, and purchase, notes in the open market to cover syndicate short positions or to stabilize the prices of the notes. Finally, the underwriting syndicate may reclaim selling concessions allowed for distributing the notes in the offering of the notes, if the syndicate repurchases previously distributed notes in syndicate covering transactions, stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market prices of the notes above independent market levels. The underwriters are not required to engage in any of these activities and may end any of them at any time.

We expect that delivery of the notes will be made to investors on or about    , 2024, which will be the    business day following the date of this prospectus supplement (such settlement being referred to as “T+    ”). Under Rule 15c6-1 under the Securities Exchange Act of 1934 (the “Exchange Act”), trades in the secondary market are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes prior to the business day before the delivery of the notes hereunder will be required, by virtue of the fact that the notes initially settle in T+_ , to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to their date of delivery hereunder should consult their advisors.

The notes are new issues of securities and there are currently no established trading markets for either series of notes. Agilent does not intend to apply for listings of the notes on any securities exchange or an automated dealer quotation system. Accordingly, there can be no assurance as to the development or liquidity of any market for the notes. The underwriters have advised Agilent that they currently intend to make a market in the notes. However, they are not obligated to do so, and any market-making with respect to the notes may be discontinued at any time without notice.

Expenses associated with this offering to be paid by Agilent, other than the underwriting discount, are estimated to be approximately $    million. The underwriters have agreed to reimburse Agilent for certain expenses in connection with this offering.

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions. In addition, affiliates of certain of the underwriters, including affiliates of BofA Securities, Inc., Mizuho Securities USA LLC and Wells Fargo Securities, LLC, are lenders and/or agents under our revolving credit facility and/or the term loan facility, for which these underwriters and affiliates have been paid customary fees. Accordingly, such underwriters or their affiliates will receive a portion of the net proceeds from the sale of the notes in connection with our prepayment of a portion of outstanding borrowings under our term loan facility.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates.

If any of the underwriters or their affiliates have a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters or their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Conflicts of Interest

As described in “Use of Proceeds” in this prospectus supplement, we may use the net proceeds from the sale of the notes in this offering to prepay a portion of outstanding borrowings under our term loan facility. Certain of the underwriters (or their affiliates) who are lenders under the term loan facility would receive a portion of the proceeds from this offering if a portion of the borrowings under our term loan facility were to be prepaid. If any one underwriter, together with its affiliates, were to receive 5% or more of the net proceeds of this offering by reason of the prepayment, such underwriters would be deemed to have a “conflict of interest” within the meaning of FINRA Rule 5121. Accordingly, this offering will be conducted in accordance with FINRA Rule 5121. No underwriter with a “conflict of interest” under FINRA Rule 5121 will confirm sales to any account over which it exercises discretion without the specific written approval of the account holder.

Selling Restrictions

Notice to Prospective Investors in Australia

No placement document, prospectus, product disclosure statement or other disclosure document (including as defined in the Corporations Act 2001 (Cth) (“Corporations Act”)) has been or will be lodged with the Australian Securities and Investments Commission (“ASIC”) or any other governmental agency, in relation to the offering. This document does not constitute a prospectus, product disclosure statement or other disclosure document for the purposes of Corporations Act and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act. No action has been taken which would permit an offering of the notes in circumstances that would require disclosure under Parts 6D.2 or 7.9 of the Corporations Act.

The notes may not be offered for sale, nor may application for the sale or purchase or any notes be invited in Australia (including an offer or invitation which is received by a person in Australia) and neither this document nor any other offering material or advertisement relating to the notes may be distributed or published in Australia unless, in each case:

(a)

the aggregate consideration payable on acceptance of the offer or invitation by each offeree or invitee is at least A$500,000 (or its equivalent in another currency, in either case, disregarding moneys lent by the person offering the notes or making the invitation or its associates) or the offer or invitation otherwise does not require disclosure to investors in accordance with Part 6D.2 or 7.9 of the Corporations Act;

(b)

the offer, invitation or distribution complied with the conditions of the Australian financial services license of the person making the offer, invitation or distribution or an applicable exemption from the requirement to hold such license;

(c)

the offer, invitation or distribution complies with all applicable Australian laws, regulations and directives (including, without limitation, the licensing requirements set out in Chapter 7 of the Corporations Act);

(d)	the offer or invitation does not constitute an offer or invitation to a person in Australia who is a “retail client” as defined for the purposes of Section 761G of the Corporations Act; and

(e)	such action does not require any document to be lodged with ASIC or the ASX.

Notice to Prospective Investors in Canada

The notes offered may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement and the accompanying prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for this prospectus supplement. The notes to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the notes offered should conduct their own due diligence on the notes. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

Notice to Prospective Investors in the European Economic Area

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (the “EEA”). For the purposes of this provision: (a) the expression a “retail investor” means a person who is one (or more) of the following: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined under Regulation (EU) 2017/1129 (as amended, the “Prospectus Regulation”); and (b) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes. Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the EU PRIIPs Regulation.

This prospectus supplement and the accompanying prospectus has been prepared on the basis that any offer of notes in any member state of the EEA will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of notes. This prospectus supplement and the accompanying prospectus is not a prospectus for the purposes of the Prospectus Regulation.

Notice to Prospective Investors in Hong Kong

The notes may not be offered or sold in Hong Kong Special Administrative Region of the People’s Republic of China (“Hong Kong”) by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap.32, Laws of Hong Kong) (the “CO”), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) (the “SFO”) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the CO, and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the SFO and any rules made thereunder.

The contents of this document have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offering. If you are in any doubt about any of the contents of this document, you should obtain independent professional advice.

Notice to Prospective Investors in Japan

The notes offered by this prospectus supplement and the accompanying prospectus have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended (the “FIEA”)). The notes may not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws and regulations of Japan.

Notice to Prospective Investors in Korea

The notes have not been and will not be registered with the Financial Services Commission of Korea under the Financial Investment Services and Capital Markets Act of Korea. Accordingly, the notes may not be offered, sold or delivered, directly or indirectly, in Korea or to, or for the account or benefit of, any resident of Korea (as defined in the Foreign Exchange Transactions Law of Korea and its Enforcement Decree) or to others for re-offering resale, except as otherwise permitted by applicable Korean laws and regulations. Furthermore, the purchaser of the notes must comply with all applicable regulatory requirements in connection with the purchase of the notes.

Notice to Prospective Investors in Singapore

This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement, the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than:

(a) to an institutional investor (as defined in Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”));

(b) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA; or

(c) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to the conditions set forth in the SFA.

Where the notes are subscribed or purchased under Section 275 by a relevant person which is:

(a) a corporation (which is not an Accredited Investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an Accredited Investor; or

(b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an Accredited Investor, then securities or securities-based derivatives contracts (each as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferrable for six months after that corporation or that trust has acquired the notes under Section 275 except: (i) to an Institutional Investor under Section 274 of the SFA or to a Relevant Person, or any person pursuant to Section 275(1A) (in the case of that corporation) or Section 276(4)(i)(B) (in the case of that trust), and in accordance with the conditions specified in Section 275 of the SFA; (ii) where no consideration is given for the transfer; or (iii) by operation of law.

Singapore Securities and Futures Act Product Classification—Solely for the purposes of its obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the SFA, we have determined, and hereby notify all relevant persons (as defined in Section 309A of the SFA) that the notes are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Notice to Prospective Investors in Switzerland

This prospectus supplement is not intended to constitute an offer or solicitation to purchase or invest in the notes. The notes may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”) and no application has or will be made to admit the notes to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this prospectus supplement nor any other offering or marketing material relating to the notes constitutes a prospectus pursuant to the FinSA, and neither this prospectus supplement nor any other offering or marketing material relating to the notes may be publicly distributed or otherwise made publicly available in Switzerland.

Notice to Prospective Investors in Taiwan

The notes have not been and will not be registered with the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitutes an offer within the meaning of the Securities and Exchange Act of Taiwan that requires a registration or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the Notes in Taiwan.

Notice to Prospective Investors in the United Arab Emirates

The notes have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (including the Dubai International Finance Centre (“DIFC”)) other than in compliance with the laws of the United Arab Emirates (and the DIFC) governing the issue, offering and sale of securities. Further, this prospectus supplement and the accompanying prospectus do not constitute a public offer of securities in the United Arab Emirates (including the DIFC) and are not intended to be a public offer. This prospectus supplement and the accompanying prospectus have not been approved by or filed with the Central Bank of the United Arab Emirates, the Securities and Commodities Authority, the Financial Services Regulatory Authority or the DFSA.

Notice to Prospective Investors in the United Kingdom

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom. For the purposes of this provision: (a) the expression “retail investor” means a person who is one (or more) of the following: (i) a retail client, as S-44 defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (“EUWA”); (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (“FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of the Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the EUWA (as amended, the “UK Prospectus Regulation”); and (b) the expression an “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes. Consequently, no key information document required by Regulation (EU) No 1286/2014 as it forms part of UK domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation. This prospectus supplement and the accompanying prospectus has been prepared on the basis that any offer of notes in the UK will be made pursuant to an exemption under the UK Prospectus

Regulation from the requirement to publish a prospectus for offers of notes. This prospectus supplement and the accompanying prospectus is not a prospectus for the purposes of the UK Prospectus Regulation.

This prospectus supplement and the accompanying prospectus may be distributed only to, and is directed only at, persons in the United Kingdom who are “qualified investors” (as defined in the UK Prospectus Regulation) who are also (i) persons having professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Order”), (ii) high net worth entities or other persons falling within Articles 49(2)(a) to (d) of the Order, or (iii) persons to whom it would otherwise be lawful to distribute them, all such persons together being referred to as “Relevant Persons.” The notes are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such notes will be engaged in only with, Relevant Persons.

LEGAL MATTERS

Goodwin Procter LLP, New York, New York will pass upon certain legal matters relating to the validity of the notes offered in this prospectus supplement for us. The underwriters have been represented by Simpson Thacher & Bartlett LLP, Palo Alto, California.

EXPERTS

The financial statements incorporated in this prospectus supplement by reference to Agilent Technologies, Inc.’s Current Report on Form 8-K dated September 3, 2024 and financial statement schedule and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K of Agilent Technologies, Inc. for the year ended October 31, 2023 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus supplement and the accompanying prospectus, which form a part of the registration statement that we filed with the SEC, do not contain all the information that is included in the registration statement. You will find additional relevant information about us in the registration statement, including the exhibits thereto. Any statements made in this prospectus supplement, the accompanying prospectus or any documents incorporated by reference concerning the provisions of legal documents are not necessarily complete and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC for a more complete understanding of the legal document. The SEC maintains an Internet site, http://www.sec.gov, that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.

We are subject to the informational requirements of the Exchange Act. We fulfill our obligations with respect to such requirements by filing periodic reports and other information with the SEC. These reports and other information are available as provided above.

Our home page on the Internet is www.agilent.com. The information contained, or referred to, on our website is not part of this prospectus supplement or the accompanying prospectus.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” in this prospectus supplement the information in other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement, and information in documents that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this prospectus supplement. We incorporate by reference in this prospectus supplement the documents listed below and any future filings that we may make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act prior to the termination of the offering under this prospectus supplement:

•

Annual Report on Form 10-K for the fiscal year ended October 31, 2023, including portions of our proxy statement relating to our 2024 annual meeting of stockholders held on March 14, 2024 to the extent incorporated by reference into such Annual Report on Form 10-K; provided, however, Items 1, 2, 7 and 8 have been recast to reflect a change in the composition of our reportable segments as set forth in our Current Report on Form 8-K filed with the Securities and Exchange Commission on September 3, 2024;

•	Quarterly Reports on Form 10-Q for the quarterly periods ended January 31, 2024, April 30, 2024 and July 31, 2024; and

•

Current Reports on Form 8-K filed on November 1, 2023, February  21, 2024, March  15, 2024, May  1, 2024, May  24, 2024 (as amended), May  29, 2024 and September 3, 2024 (in each case, other than information furnished rather than filed).

Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus supplement shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement (or in any document incorporated by reference therein) or in any other subsequently filed document that is or is deemed to be incorporated by reference into this prospectus supplement modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

To the extent that any information contained in any Current Report on Form 8-K, or any exhibit thereto, was furnished to, rather than filed with, the SEC, such information or exhibit is specifically not incorporated by reference in this prospectus supplement.

You may obtain a copy of any or all of the documents referred to above which may have been or may be incorporated by reference into this prospectus supplement (excluding certain exhibits to the documents) at no cost to you by writing or telephoning us at the following address:

Agilent Technologies, Inc.

Attn: Investor Relations

5301 Stevens Creek Boulevard

Santa Clara, California 95051

(800) 227-9770

PROSPECTUS

Debt Securities

This prospectus contains a general description of certain material terms of the debt securities which we may offer for sale from time to time. The debt securities may be offered in one or more different series, each of which will have terms and conditions distinct from the terms and conditions of each other series of debt securities offered pursuant to this prospectus. The specific terms and conditions of the debt securities to be offered from time to time, to the extent they are not described in this prospectus or are different than those described in this prospectus, will be contained in one or more supplements to this prospectus, which will be provided when we make an offering of such debt securities. A supplement may also contain other important information concerning Agilent Technologies, Inc., the debt securities being offered or the offering, including certain U.S. federal income tax consequences and, in certain circumstances, the consequences under the tax laws of other countries to which you may become subject if you acquire the debt securities being offered by means of that supplement and this prospectus. A supplement may also supplement, change or update information contained in this prospectus, and we may supplement, change or update any of the information contained in this prospectus by incorporating information by reference in this prospectus. Read this prospectus and any supplement carefully before you invest.

The securities will be issued by Agilent Technologies, Inc. See “Description of Debt Securities.”

The common stock of Agilent Technologies, Inc. is listed on the New York Stock Exchange under the trading symbol “A.” Unless we state otherwise in a prospectus supplement, we will not list any of the securities described in this prospectus on any securities exchange.

Investing in our securities involves risk. See “Risk Factors” beginning on page 5 of this prospectus and under similar headings in the documents that are incorporated by reference into this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

The date of this prospectus is September 3, 2024.

ABOUT THIS PROSPECTUS

References in this prospectus to “Agilent,” “our company,” “we,” “us” and “our” are to Agilent Technologies, Inc., a Delaware corporation, including, unless otherwise expressly stated or the context otherwise requires, its subsidiaries.

This prospectus is part of an automatic registration statement on Form S-3 that we filed with the U.S. Securities and Exchange Commission, or the SEC, using a “shelf” registration procedure as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended, or the Securities Act. Under this procedure, we may offer and sell debt securities from time to time in one or more series in one or more offerings. No limit exists on the aggregate amount of the debt securities we may sell pursuant to the registration statement. The securities sold may be denominated in U.S. dollars, foreign-denominated currency or currency units. Amounts payable with respect to any securities may be payable in U.S. dollars or foreign-denominated currency or currency units as specified in the prospectus supplement.

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we, or parties acting on our behalf, will provide you with a prospectus supplement that contains specific information about the terms of that offering and the securities being sold in that offering. We may also add, update or change information contained in this prospectus through one or more supplements to this prospectus. Any statement that we make in this prospectus may be modified or superseded by any statement made by us in a prospectus supplement, and in the event the information set forth in a prospectus supplement differs in any way from the information set forth in this prospectus, you should rely on the information set forth in the prospectus supplement. The rules of the SEC allow us to incorporate by reference information into this prospectus. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede such information. See “Incorporation by Reference.”

You should read both this prospectus and any prospectus supplement together with the additional information described herein under the captions “Where You Can Find More Information” and “Incorporation by Reference.”

Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances create any implication that there has been no change in the affairs of Agilent since the date hereof or that the information contained or incorporated by reference herein is correct as of any time subsequent to the date of such information. You should not assume that the information appearing in this prospectus, any prospectus supplement, the documents incorporated by reference and any related free writing prospectus is accurate as of any date other than the respective date of the document in which the information is contained. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

Any prospectus supplement may also contain information about any material U.S. federal income tax considerations relating to the securities covered by the prospectus supplement and, in certain circumstances, the consequences under the tax laws of other countries to which you may become subject if you acquire the debt securities being offered by means of that supplement and this prospectus.

We may sell securities to underwriters who will sell the securities to the public on terms fixed at the time of sale. In addition, the securities may be sold by us directly or through dealers or agents designated from time to time, which agents may be affiliates of ours. If we, directly or through agents, solicit offers to purchase the securities, we reserve the sole right to accept and, together with our agents, to reject, in whole or in part, any offer. The prospectus supplement will also contain, with respect to the securities being sold, the names of any underwriters, dealers or agents, together with the terms of offering, the compensation of any underwriters and the net proceeds to us. Any underwriters, dealers or agents participating in the offering may be deemed “underwriters” within the meaning of the Securities Act of 1933, as amended, or the Securities Act.

SPECIAL NOTE ABOUT FORWARD-LOOKING STATEMENTS

We have made various forward-looking statements in this prospectus and the documents incorporated in this prospectus by reference. Examples of such forward-looking statements include statements regarding:

•	growth opportunities, including for revenue and our end markets;

•	strength and drivers of the markets into which we sell;

•	sales funnels;

•	our strategic direction;

•	new product and service introductions and the position of our current products and services;

•	market demand for and adoption of our products and solutions;

•	the ability of our products and solutions to address customer needs and meet industry requirements;

•	our focus on differentiating our product solutions, improving our customers’ experience, productivity and growing our earnings;

•	future financial results;

•	our operating margin;

•	our investments, including in manufacturing infrastructure;

•	research and development and expanding and improving our applications and solutions portfolios;

•	expanding our position in developing countries and emerging markets;

•	our focus on balanced capital allocation;

•	our contributions to our pension and other defined benefit plans;

•	impairment of goodwill and other intangible assets;

•	the impact of foreign currency movements;

•	our hedging programs and other actions to offset the effects of tariffs and foreign currency and interest rate movements;

•	our future effective tax rate, tax valuation allowance and unrecognized tax benefits;

•	reimbursement incentives

•	the impact of local government regulations on our ability to pay vendors or conduct operations;

•	our ability to satisfy our liquidity requirements, including through cash generated from operations;

•	the potential impact of adopting new accounting pronouncements;

•	indemnification;

•	source and supply of materials used in our products;

•	our sales;

•	our purchase commitments;

•	our capital expenditures;

•	the integration, effects and timing of our acquisitions and other transactions;

•	savings and headcount reduction recognized from our restructuring programs and other cost saving initiatives;

•	our stock repurchase program and dividends;

•	our geographical diversification;

•	macroeconomic environment and geopolitical uncertainties; and

•	interest rate and inflationary pressures.

The words “believe,” “expect,” “anticipate,” “intend,” “plan,” “aim,” “will,” “may,” “should,” “could,” “would,” “likely” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. Forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from such statements, including those described in the “Risk Factors” sections of this prospectus and under the heading “Risk Factors” of our Quarterly Report on Form 10-Q for the fiscal quarter ended July 31, 2024, which is incorporated by reference herein. There may also be other risks that we are unable to predict at this time that may cause actual results to differ materially from those in forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We undertake no obligation to update publicly or revise any forward-looking statements.

THE COMPANY

Agilent Technologies, Inc. (“we,” “Agilent” or the “company”) is a global leader in life sciences, diagnostics and applied chemical markets, providing application focused solutions that include instruments, software, services and consumables for the entire laboratory workflow. We currently have three business segments comprised of the life sciences and applied markets business, the diagnostics and genomics business and the Agilent CrossLab business. Our life sciences and applied markets business provides application-focused solutions that include instruments, consumables and software that enable customers to identify, quantify and analyze the physical and biological properties of substances and products, as well as enable customers in the clinical and life sciences research areas to interrogate samples at the molecular and cellular level. Our consumables portfolio is designed to improve customer outcomes. Our diagnostics and genomics business is comprised of seven areas of activity providing active pharmaceutical ingredients for oligo-based therapeutics as well as solutions that include reagents, instruments, software and consumables which enable customers in the clinical and life sciences research areas to interrogate samples at the cellular and molecular level. The Agilent CrossLab business spans the entire lab with its extensive services portfolio, which is designed to improve customer outcomes. In addition, we conduct centralized order fulfillment and supply chain operations for our businesses through the order fulfillment and supply chain organization (“OFS”). OFS provides resources for manufacturing, engineering and strategic sourcing to our respective businesses. Each of our businesses, together with OFS and Agilent Technologies Research Laboratories, is supported by our global infrastructure organization, which provides shared services in the areas of finance, information technology, legal, certain procurement services, workplace services and human resources.

We were incorporated in Delaware in May 1999. Our principal executive offices are located at 5301 Stevens Creek Boulevard, Santa Clara, California 95051. Our telephone number at that location is (800) 227-9770. Our home page on the Internet is www.agilent.com. Other than the information expressly set forth in this prospectus, the information contained, or referred to, on our website is not part of this prospectus or any accompanying prospectus supplement.

RISK FACTORS

Investing in our securities involves risk. You should carefully consider the specific risks discussed or incorporated by reference in the applicable prospectus supplement, together with all the other information contained in the prospectus supplement or incorporated by reference in this prospectus. You should also consider the risks, uncertainties and assumptions discussed under the caption “Risk Factors” included in our Quarterly Report on Form 10-Q for the quarterly period ended July 31, 2024, which is incorporated by reference in this prospectus, and which may be amended, supplemented or superseded from time to time by other reports and documents we file with the SEC in the future.

USE OF PROCEEDS

We will use the net proceeds we receive from the sale of the securities offered by this prospectus for general corporate purposes, unless we specify otherwise in the applicable prospectus supplement. General corporate purposes may include, but are not limited to, repurchases of our outstanding shares of common stock, additions to working capital, capital expenditures, repayment of debt and the financing of acquisitions and investments.

DESCRIPTION OF DEBT SECURITIES

References to “Agilent” in this section of this prospectus are only to Agilent Technologies, Inc. and not to any of its subsidiaries.

Agilent may issue debt securities, including convertible debt securities, in one or more series. While the terms summarized below will apply generally to any future debt securities Agilent may offer under this prospectus, the applicable prospectus supplement or free writing prospectus will describe the specific terms of any debt securities offered through that prospectus supplement or free writing prospectus. The terms of any debt securities Agilent offers under a prospectus supplement or free writing prospectus may differ from terms we describe below.

Agilent will evidence each series of debt securities offered under this prospectus that it issues by the indenture (the “base indenture”), dated as of March 12, 2021, between Agilent and Citibank, N.A. (the “trustee”). The base indenture is included as an exhibit to the registration statement, of which this prospectus is a part, and supplemental indentures, officer’s certificates and forms of debt securities containing the terms of the debt securities being offered will be filed as exhibits to the registration statement of which this prospectus is a part or will be incorporated by reference from reports that Agilent files with the SEC. Unless the context requires otherwise, whenever Agilent refers to the “indenture,” Agilent is referring to the base indenture as supplemented by any supplemental indentures or officer’s certificates that specify the terms of a particular series of debt securities.

The indenture is qualified under the Trust Indenture Act of 1939, as amended, or the Trust Indenture Act.

The following summaries of material provisions of the debt securities and the indenture are subject to, and qualified in their entirety by reference to, all of the provisions of the indenture applicable to a particular series of debt securities. Agilent urges you to read the applicable prospectus supplement and any related free writing prospectuses related to the debt securities that Agilent may offer under this prospectus, as well as the complete applicable indenture that contains the terms of the debt securities.

General

Agilent will set forth in a prospectus supplement or free writing prospectus, to the extent required, among other things, the following terms of the series of debt securities being offered:

•	the title of the series of the debt securities;

•	any limit on the aggregate principal amount of the debt securities of a series;

•	the date or dates on which Agilent will pay the principal of the debt securities;

•	the rate or rates at which the debt securities will bear interest or, if applicable, the method used to determine such rate or rates;

•	the date or dates from which interest will accrue, the date or dates on which interest will be payable and any record date for the interest payable on any interest payment date;

•	the place or places where principal of and any premium and interest on the debt securities of the series will be payable;

•	any optional redemption provisions and any change of control put provisions;

•	if other than the principal amount thereof, the amounts payable upon a declaration of acceleration of the maturity of the debt securities;

•	the issue date;

•	the issue price (expressed as a percentage of the aggregate principal amount of the debt securities) at which the debt securities will be issued;

•

whether the debt securities will be issued in the form of definitive debt securities or global debt securities and, if issued in the form of global debt securities, the identity of the depositary for such global debt security or debt securities;

•	any additions to, deletions of or changes in the events of default which apply to the debt securities;

•	if the debt securities will be convertible into or exchangeable for shares of common stock, preferred stock or other securities of Agilent;

•	any additions to, deletions of or changes in the covenants which apply to the debt securities; and

•	any other terms of the debt securities (which may supplement, modify or delete any provision of the indenture insofar as it applies to such series).

The debt securities will be issuable only in fully registered form, without coupons, or in the form of one or more global debt securities. The debt securities will be issued only in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof, unless otherwise specified in the applicable prospectus supplement or free writing prospectus.

The indenture does not limit the aggregate principal amount of debt securities that may be issued under it. Unless otherwise provided in the terms of a series of debt securities, a series may be reopened, without notice to or consent of any holder of outstanding debt securities, for issuances of additional debt securities of that series.

Unless otherwise indicated in the applicable prospectus supplement or free writing prospectus, principal of and interest and premium, if any, on the debt securities will be payable at Agilent’s office or agency maintained for this purpose within the continental United States, or, at Agilent’s option, payment of interest on the debt securities may be made by check mailed to the holders of the debt securities at their respective addresses set forth in the register of holders of debt securities. Unless otherwise indicated in the prospectus supplement or free writing prospectus, the trustee will initially be a paying agent and registrar under the indenture. Agilent may act as paying agent or registrar under the indenture.

Unless otherwise indicated in the applicable prospectus supplement or free writing prospectus, interest will be computed on the basis of a 360-day year of twelve 30-day months. If a payment date is not a business day, payment may be made on the next succeeding day that is a business day, and interest will not accrue for the intervening period.

Certain Covenants

The indenture governing the terms of the debt securities contains the following principal covenants:

Limitation on Liens

Agilent will not, and will not permit any subsidiary to, create, incur, assume or permit to exist any lien on (i) any Principal Property or (ii) the capital stock of any subsidiary of Agilent, to secure any indebtedness of Agilent, any subsidiary of Agilent or any other person without securing the debt securities equally and ratably with such indebtedness for so long as such indebtedness shall be so secured, subject to certain exceptions. Exceptions include:

•

liens on assets or property of a person at the time it becomes a subsidiary of Agilent, securing only indebtedness of such person, provided such indebtedness was not incurred in connection with such person or entity becoming a subsidiary of Agilent and such liens do not extend to any assets other than those of the person becoming a subsidiary of Agilent;

•

liens existing on assets created at the time of, or within 18 months after, the acquisition, purchase, lease, improvement or development of such assets to secure all or a portion of the purchase price or lease for, or the costs of improvement or development of, such assets;

•

liens to secure any extension, renewal, refinancing or refunding (or successive extensions, renewals, refinancings or refundings), in whole or in part, of any indebtedness secured by liens referred to above or liens created in connection with any amendment, consent or waiver relating to such indebtedness, so long as such lien is limited to all or part of substantially the same property which secured the lien extended, renewed or replaced, the amount of indebtedness secured is not increased (other than by the amount equal to any costs and expenses (including any premiums, fees or penalties) incurred in connection with any extension, renewal, refinancing or refunding) and the indebtedness so secured does not exceed the fair market value (as determined by Agilent’s board of directors) of the assets subject to such liens at the time of such extension, renewal, refinancing or refunding, or such amendment, consent or waiver, as the case may be;

•	liens on property incurred in sale and leaseback transactions permitted under “—Limitation on Sale and Leaseback Transactions” below;

•	liens in favor of only Agilent or one or more subsidiaries of Agilent granted by Agilent or a subsidiary of Agilent to secure any obligations owed to Agilent or a subsidiary of Agilent;

•

liens on property or assets of a person existing at the time such person is merged into or consolidated with Agilent or any of its subsidiaries, or at the time of a sale, lease or other disposition of all or substantially all of the properties or assets of a person to Agilent or any of its subsidiaries, provided that such lien was not incurred in anticipation of the merger, consolidation, or sale, lease, other disposition or other such transaction by which such person was merged into or consolidated with Agilent or any subsidiary of Agilent;

•

liens on securities deemed to exist under repurchase agreements and reverse repurchase agreements entered into by Agilent or any Significant Subsidiary (as defined below) of Agilent in the ordinary course of business;

•	liens in favor of the trustee granted in accordance with the indenture;

•	liens in existence on the date of the indenture; and

•

liens otherwise prohibited by this covenant, securing indebtedness which, together with the value of attributable debt incurred in sale and leaseback transactions permitted under “—Limitation on Sale and Leaseback Transactions” below, do not exceed 15% of Consolidated Net Tangible Assets measured at the date of incurrence of the lien.

Limitation on Sale and Leaseback Transactions

Agilent will not, and will not permit any subsidiary of Agilent to, enter into any arrangement with any person pursuant to which Agilent or any subsidiary of Agilent leases any property that has been or is to be sold or transferred by Agilent or the subsidiary to such person (a “sale and leaseback transaction”), except that a sale and leaseback transaction is permitted if Agilent or such subsidiary would be entitled to incur indebtedness secured by a lien on the property to be leased (without equally and ratably securing the outstanding debt securities of any series) in an amount equal to the present value of the lease payments with respect to the term of the lease remaining on the date as of which the amount is being determined, discounted at the rate of interest set forth or implicit in the terms of the lease, compounded semi-annually (such amount is referred to as the “attributable debt”).

In addition, permitted sale and leaseback transactions not subject to the limitation above and the provisions described in “—Limitation on Liens” above include:

•	temporary leases for a term, including renewals at the option of the lessee, of not more than three years;

•	leases between only Agilent and a subsidiary of Agilent or only between subsidiaries of Agilent;

•

leases where the proceeds from the sale of the property are at least equal to the fair market value (as determined in good faith by Agilent) of the property and Agilent applies an amount equal to the net proceeds of the sale to the retirement of long-term indebtedness or to the purchase of other property or equipment used or useful in its business, within 270 days of the effective date of such sale; provided that, in lieu of applying such amount to the retirement of long-term indebtedness, Agilent may deliver debt securities to the trustee for cancellation, such debt securities to be credited at the cost thereof to it; and

•

leases of property executed by the time of, or within 270 days after the latest of, the acquisition, the completion of construction or improvement, or the commencement of commercial operation of the property.

Limitation on Consolidation, Merger and Sale of Assets

Agilent may not consolidate or merge with or into another entity, or sell, lease, convey, transfer or otherwise dispose of its assets substantially as an entirety to another entity unless:

•

(1) Agilent is the continuing corporation or (2) the successor entity, if other than Agilent, is a U.S. corporation, partnership, limited liability company or trust and expressly assumes by supplemental indenture all of Agilent’s obligations under the debt securities of all series and the indenture;

•

immediately after giving effect to the transaction, no event of default (as defined below), and no default or other event that, after notice or lapse of time or both, would become a default or event of default, has occurred and is continuing; and

•

if, as a result of any consolidation, merger, sale or lease, conveyance or transfer described in this covenant, properties or assets of Agilent would become subject to any lien which would not be permitted by the restrictions described under “—Limitation on Liens” without equally and ratably securing the debt securities of each series, Agilent or such successor person, as the case may be, will take the steps as are necessary to secure effectively the debt securities of such series equally and ratably with, or prior to, all indebtedness secured by those liens as described under “—Limitation on Liens.”

In connection with any transaction that is covered by this covenant, Agilent must deliver to the trustee an officer’s certificate and an opinion of counsel each stating that the transaction complies with the terms of the indenture and that all conditions precedent provided for in the indenture relating to such transaction have been satisfied.

In the case of any such consolidation, merger, sale, transfer or other conveyance, but not a lease, in a transaction in which there is a successor entity, the successor entity will succeed to, and be substituted for, and may exercise every right and power of Agilent under the indenture and, subject to the terms of the indenture, Agilent will be discharged from all obligations and covenants under the indenture and the debt securities.

Further Issuances

Agilent may from time to time, without notice to or the consent of the holders of the debt securities of any series, create and issue additional debt securities having the same terms as, and ranking equally and ratably with, the debt securities of such series in all respects (except for the issue date, the issue price and, if applicable, the first interest payment date, the first interest accrual date and the amount of interest payable on the first interest payment date applicable thereto). Such additional debt securities may be consolidated and form a single series with, and will have the same terms as to ranking, redemption, waivers, amendments or otherwise, as a previously issued series of debt securities and will vote together as one class on all matters with respect to such debt securities.

Events of Default

Each of the following is an “event of default” under the indenture with respect to the debt securities of any series:

(1) a failure to pay principal of or premium, if any, on the debt securities of such series when due at its stated maturity date, upon optional redemption or otherwise;

(2) a default in the payment of any interest on the debt securities of such series when due and payable, continued for 30 days;

(3) a default in the performance, or breach, of any other covenant, warranty or agreement in the indenture (other than a default or breach pursuant to clause (4) immediately below), and continuance of such default or breach for 90 days after a Notice of Default (as defined below) is given to Agilent;

(4) a default in the performance, or breach, of Agilent’s obligations under the “—Certain Covenants—Limitation on Consolidation, Merger and Sale of Assets” covenant described above;

(5) certain events of bankruptcy, insolvency or reorganization involving Agilent; and

(6) (a) a failure to make any payment at maturity, including any applicable grace period, on any indebtedness of Agilent (other than indebtedness of Agilent owing to any of its subsidiaries) outstanding in an amount in excess of $100 million or its foreign currency equivalent at the time and continuance of this failure to pay or (b) a default on any indebtedness of Agilent (other than indebtedness owing to any of its subsidiaries), which default results in the acceleration of such indebtedness in an amount in excess of $100 million or its foreign currency equivalent at the time without such indebtedness having been discharged or the acceleration having been cured, waived, rescinded or annulled, in the case of clause (a) or (b) above; provided, however, that if any failure, default or acceleration referred to in clauses 6(a) or (b) ceases or is cured, waived, rescinded or annulled, then the event of default under the indenture will be deemed cured.

A default under clause (3) above is not an event of default until the trustee or the holders of not less than 25% in aggregate principal amount of the debt securities of such series then outstanding notify Agilent of the default and Agilent does not cure such default within the time specified after receipt of such notice. Such notice must specify the default, demand that it be remedied and state that such notice is a “Notice of Default.”

Agilent shall deliver to the trustee, within 30 days after the occurrence thereof, written notice in the form of an officer’s certificate of any event that with the giving of notice or the lapse of time or both would become an event of default, its status and what action Agilent is taking or proposes to take with respect thereto. Upon becoming aware of any default of event of default, Agilent is required to deliver to the trustee a statement specifying such default or event of default.

If an event of default (other than an event of default resulting from certain events involving bankruptcy, insolvency or reorganization) with respect to debt securities of any series shall have occurred and be continuing, the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of such series may declare, by notice to Agilent in writing (and to the trustee, if given by the holders of the debt securities) specifying the event of default, to be immediately due and payable the principal amount of all the outstanding debt securities of such series, plus accrued but unpaid interest to the date of acceleration. In case an event of default resulting from certain events of bankruptcy, insolvency or reorganization with respect to Agilent shall occur, such amount with respect to all the outstanding debt securities of such series shall be due and payable immediately to the fullest extent permitted by applicable law without any declaration or other act on the part of the trustee or the holders of the outstanding debt securities of such series. Unless as otherwise provided in the indenture, after any such acceleration, but before a judgment or decree based on acceleration is obtained by the trustee, the holders of a majority in aggregate principal amount of outstanding debt securities of such series may, under certain circumstances, rescind and annul such acceleration and waive such event of default with respect to the outstanding debt securities of such series if (i) Agilent has paid or deposited with the trustee a sum sufficient to pay all overdue principal, premium, interest and all amounts due to the trustee and (ii) all events of default, other than the nonpayment of accelerated principal, premium or interest with respect to the outstanding debt securities of such series, have been cured or waived as provided in the indenture.

In case an event of default shall occur and be continuing with respect to a series of debt securities, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of the debt securities of such series, unless such holders shall have offered (and, if requested, provided) to the trustee indemnity and/or security satisfactory to the trustee against any loss, liability or expense. Subject to such provisions for the indemnification and/or security of the trustee, the holders of a majority in aggregate principal amount of the outstanding debt securities of such series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of such series.

No holder of debt securities of any series will have any right to institute any proceeding with respect to the indenture unless:

(a) such holder has previously given to the trustee written notice of a continuing event of default with respect to the debt securities of such series;

(b) the holders of at least 25% in aggregate principal amount of the debt securities of such series then outstanding have made written request and offered the trustee indemnity and/or security satisfactory to the trustee to institute such proceeding as trustee;

(c) the trustee has failed to institute such proceeding within 60 days after its receipt of such notice, request and offer of indemnity and/or security; and

(d) the trustee shall not have received from the holders of a majority in aggregate principal amount of the debt securities of such series then outstanding a direction inconsistent with such request during the 60 day period referred to in clause (c).

However, such limitations do not apply to a suit instituted by a holder of any debt securities for enforcement of payment of the principal of, and premium, if any, or interest on, such debt securities on or after the respective due dates expressed in such debt securities.

The indenture requires Agilent to furnish to the trustee, within 120 days after the end of each fiscal year, a statement of an officer regarding compliance with the indenture.

Definitions

The indenture contains the following defined terms:

“Consolidated Net Tangible Assets” means, as of the time of determination, the aggregate amount of the assets of Agilent and the assets of its consolidated subsidiaries after deducting (1) all goodwill, trade names, trademarks, service marks, patents, unamortized debt discount and expense and other intangible assets and (2) all current liabilities, as reflected on the most recent consolidated balance sheet prepared by Agilent in accordance with GAAP contained in an annual report on Form 10-K or a quarterly report on Form 10-Q timely filed by Agilent with the SEC or any amendment thereto (and not subsequently disclaimed as not being reliable by Agilent) pursuant to the Securities Exchange Act of 1934, as amended, or the Exchange Act, prior to the time as of which “Consolidated Net Tangible Assets” is being determined.

“GAAP” means generally accepted accounting principles in the United States of America in effect on the date of the indenture and from time to time.

“guarantee” means any obligation, contingent or otherwise, of any person directly or indirectly guaranteeing any indebtedness of any other person and any obligation, direct or indirect, contingent or otherwise, of such person (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such indebtedness of such other person (whether arising by virtue of partnership arrangements, or by agreement to keep well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise) or (2) entered into for purposes of assuring in any other manner the obligee of such indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term “guarantee” will not include endorsements for collection or deposit in the ordinary course of business. The term “guarantee,” when used as a verb, has a correlative meaning.

“incur” means issue, assume, guarantee or otherwise become liable for.

“indebtedness” means, with respect to any person, obligations (other than Non-recourse Obligations) of such person for borrowed money (including, without limitation, indebtedness for borrowed money evidenced by notes, bonds, debentures or similar instruments).

“Non-recourse Obligation” means indebtedness or other obligations substantially related to the acquisition of assets not previously owned by Agilent or any direct or indirect subsidiaries of Agilent or the financing of a project involving the development or expansion of properties of Agilent or any direct or indirect subsidiaries of Agilent, in each case as to which the obligee with respect to such indebtedness or obligation has no recourse to Agilent or any direct or indirect subsidiary of Agilent or such subsidiary’s assets other than the assets which were acquired with the proceeds of such transaction or the project financed with the proceeds of such transaction (and the proceeds thereof).

“person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or political subdivision thereof.

“Principal Property” means Agilent’s principal offices in Santa Clara, California, each manufacturing facility, each research and development facility and each service and support facility (in each case including associated office facilities) located within or outside the territorial limits of the United States of America owned by Agilent or any wholly owned subsidiaries of Agilent, except such as Agilent’s board of directors by resolution determines in good faith (taking into account, among other things, the importance of such property to the business, financial condition and earnings of Agilent and its subsidiaries taken as a whole) not to be of material importance to the business of Agilent and its subsidiaries, taken as a whole.

“Significant Subsidiary” has the meaning set forth in Rule 1-02(w) of Regulation S-X under the Exchange Act.

“subsidiary” means, with respect to any person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of that date, owned, controlled or held by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

Modification and Waiver

Subject to certain exceptions, the indenture may be amended with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of all series affected by such amendment (including consents obtained in connection with a tender offer or exchange for the debt securities of such series). Agilent and the trustee may, without the consent of any holders, enter into a supplemental indenture in order to amend or supplement the base indenture with respect to debt securities of one or more series or amend or supplement the debt securities of one or more series without notice to or the consent of any holder of debt securities to:

•	evidence the succession of another person to Agilent and the assumption by any such successor of the covenants of Agilent under the indenture and the debt securities;

•	add further covenants, restrictions, conditions or provisions for the protection of the holders of all or any series of debt securities;

•	surrender any right or power conferred upon Agilent;

•	establish the forms or terms of debt securities of any series;

•	add any additional events of default for the benefit of holders of all or any series of the debt securities;

•

add to or change any of the provisions of the indenture as necessary to permit or facilitate the issuance of debt securities of any series in bearer form, registrable or not registrable as to principal, and with or without interest coupons, or to permit or facilitate the issuance of debt securities of any series in uncertificated form;

•	secure the debt securities of any series or add guarantees with respect to the debt securities of any series;

•	provide for the issuance of additional debt securities of any series of debt securities in accordance with the provisions of the indenture;

•

add to, change or eliminate any of the provisions contained in the indenture or in any supplemental indentures or officer’s certificates in respect of one or more series of debt securities; provided that any such addition, change or elimination (i) will not apply to, or modify the rights of any holder of, any debt securities of any series created prior to the execution of such supplemental indenture or officer’s certificate or (ii) will become effective only when no debt securities of any series created prior to the execution of such supplemental indenture or officer’s certificate are outstanding;

•	add or appoint a successor or separate trustee;

•

cure any ambiguity or correct or supplement any provision contained therein or in any supplemental indenture or officer’s certificate that may be defective or inconsistent with any other provision contained therein or in any such supplemental indenture or officer’s certificate, provided that the interests of the holders of the debt securities are not adversely affected in any material respect;

•	supplement any of the provisions of the indenture as necessary to permit or facilitate the defeasance and discharge of any series of debt securities;

•	make any other change that would not adversely affect the holders of the debt securities of such series in any material respect;

•	make any change necessary to comply with any requirement of the SEC in connection with the qualification of the indenture or any supplemental indenture under the Trust Indenture Act of 1939; and

•	conform the indenture to this “Description of Debt Securities” or any other similarly titled section in any prospectus supplement or other offering document relating to a series of debt securities.

Notwithstanding the foregoing, no modification, supplement, waiver or amendment may, without the consent of the holder of each outstanding debt security affected thereby:

•	make any change to the percentage of principal amount of debt securities the holders of which must consent to an amendment, modification, supplement or waiver;

•	reduce the rate of or extend the time of payment for interest on any debt securities;

•	reduce the principal amount or extend the stated maturity of any debt securities;

•	reduce the redemption price of any debt securities or add redemption provisions to the debt securities;

•	make any debt securities payable in money other than that stated in the indenture or the debt securities;

•	impair the right to institute suit for the enforcement of any payment on or with respect to the debt securities; or

•	make any change in the ranking or priority of any debt securities that would adversely affect the holder of such debt securities.

The holders of at least a majority in aggregate principal amount of the outstanding debt securities may waive compliance by Agilent with certain restrictive provisions of the indenture with respect to the debt securities. The holders of at least a majority in aggregate principal amount of the outstanding debt securities may waive any past default under the indenture, except a default not theretofore cured in the payment of principal or interest and certain covenants and provisions of the indenture which cannot be amended without the consent of the holder of each outstanding debt security.

Defeasance

Agilent at any time may terminate all its obligations with respect to the debt securities of any series (such termination, “legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the debt securities of such series, to replace mutilated, destroyed, lost or stolen debt securities and to maintain a registrar and paying agent in respect of the debt securities of such series. Agilent at any time may also terminate its obligations with respect to the debt securities of any series under certain covenants included in the indenture, including those described under “—Certain Covenants—Limitation on Liens” and “—Certain Covenants—Limitation on Sale and Leaseback Transactions,” and under clause (3) under “—Events of Default,” which termination is referred to in this prospectus as “covenant defeasance.” Agilent may exercise its legal defeasance option with respect to any series of debt securities notwithstanding its prior exercise of its covenant defeasance option with respect to such series of debt securities.

If Agilent exercises its legal defeasance option with respect to the debt securities of any series, payment of the debt securities of such series may not be accelerated because of an event of default with respect thereto. If Agilent exercises its covenant defeasance option with respect to the debt securities of any series, payment of the debt securities of such series may not be accelerated because of an event of default specified in clauses (3) and (6) under “—Events of Default” and with respect to certain covenants in the indenture, including those described under “—Certain Covenants.”

The legal defeasance option or the covenant defeasance option with respect to the debt securities of any series may be exercised only if:

(a) Agilent irrevocably deposits in trust with the trustee money or U.S. government securities or a combination thereof, which through the payment of interest thereon and principal thereof in accordance with their terms, will provide money in an amount sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay principal and interest when due on all the debt securities being defeased to maturity;

(b) no default or event of default with respect to the debt securities of such series has occurred and is continuing on the date of such deposit, or, with respect to an event of default involving bankruptcy, at any time in the period ending on the 91st day after the date of deposit;

(c) in the case of the legal defeasance option, Agilent delivers to the trustee an opinion of counsel stating that:

(1) Agilent has received from the Internal Revenue Service a ruling, or

(2) since the date of the indenture there has been a change in the applicable U.S. federal income tax law,

in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of the debt securities of such series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such legal defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same time as would have been the case if such legal defeasance has not occurred;

(d) in the case of the covenant defeasance option, Agilent delivers to the trustee an opinion of counsel to the effect that the holders of the debt securities of such series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred; and

(e) Agilent delivers to the trustee an officer’s certificate and an opinion of counsel, each stating that all conditions precedent to the defeasance and discharge of the debt securities of such series have been complied with as required by the indenture.

Discharge

When (i) Agilent delivers to the trustee all outstanding debt securities of any series (other than debt securities replaced or paid because of mutilation, loss, destruction or wrongful taking) for cancellation or (ii) all outstanding debt securities of any series have become due and payable, or are by their terms due and payable within one year whether at maturity or are to be called for redemption within one year under arrangements reasonably satisfactory to the trustee, and in the case of clause (ii) Agilent irrevocably deposits with the trustee funds sufficient to pay at maturity or upon redemption all outstanding debt securities of such series, including interest thereon, and if in either case Agilent pays all other sums related to the debt securities of such series payable under the indenture by Agilent, then the indenture shall, subject to certain surviving provisions, cease to be of further effect with respect to such series. The trustee shall acknowledge satisfaction and discharge of the indenture with respect to the debt securities of such series on demand of Agilent accompanied by an officer’s certificate and an opinion of counsel of Agilent.

Governing Law

The indenture is, and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

PLAN OF DISTRIBUTION

We may sell the debt securities offered by this prospectus through agents, underwriters or dealers, or directly to one or more purchasers or through a combination of any of these methods of sale. This prospectus may be used in connection with any offering of our debt securities through any of these methods or other methods described in the applicable prospectus supplement. The prospectus supplement with respect to particular debt securities will set forth the terms and conditions of the securities, including the public offering or purchase price and the proceeds to Agilent from the sale, the expenses of the offering, the securities exchanges, if any, on which the debt securities will be listed and the other terms and conditions listed below.

If we use agents who we designate to solicit or receive offers to purchase the debt securities:

•

We will name any agent involved in offering or selling debt securities, and disclose any compensation (including discounts and commissions) that we will pay to the agent and commissions from purchasers of debt securities for whom such agent acts as an agent, in the applicable prospectus supplement.

•	Unless we indicate otherwise in the applicable prospectus supplement, our agents will act on a best efforts basis for the period of their appointment.

•	Our agents may be deemed to be underwriters under the Securities Act of any of the debt securities that they offer or sell.

If we use an underwriter or underwriters in the offer or sale of our debt securities:

•	We will execute an underwriting agreement with the underwriter or underwriters at the time that we reach an agreement for the sale of the debt securities.

•

We will include the names of the specific managing underwriter or underwriters, as well as the names of any other underwriters, and the terms of the transactions, including all the compensation the underwriters and dealers will receive (including discounts and commissions and compensation from purchasers of debt securities for whom such underwriters or dealers act as agent), in the applicable prospectus supplement.

•	The underwriters will use the applicable prospectus supplement to sell the debt securities.

•

Underwriters may offer and sell the debt securities at a fixed price or prices, which may be changed, or from time to time at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices.

If we use a dealer to sell the debt securities:

•	We, as principal, will sell the debt securities to the dealer.

•	The dealer will then sell the debt securities to the public at varying prices that the dealer will determine at the time it sells our debt securities.

•

We will include the name of the dealer and the terms of our transactions with the dealer, including all the compensation (including discounts and commissions) the dealer will receive, in the applicable prospectus supplement.

We may solicit directly offers to purchase the securities, and we may directly sell the securities to institutional or other investors. We will describe the terms of our direct sales in the applicable prospectus supplement.

We may indemnify agents, underwriters, dealers and remarketing firms and their controlling persons against certain liabilities, including liabilities under the Securities Act. Such agents, underwriters, dealers, remarketing firms and their controlling persons may also be entitled to contribution with respect to payments they may be required to make in respect of those liabilities. Our agents, underwriters and dealers, or their affiliates, may be customers of, engage in transactions with or perform services for us, in the ordinary course of business.

We may authorize our agents and underwriters to solicit offers by certain institutions to purchase the debt securities at the public offering price under contracts providing for payment and delivery on a future date.

•

If we use delayed delivery contracts, we will disclose that we are using them in the applicable prospectus supplement and will tell you when we will demand payment and delivery of the debt securities under the delayed delivery contracts.

•	These delayed delivery contracts will be subject only to the conditions that we describe in the applicable prospectus supplement.

•	We will describe in the applicable prospectus supplement the commission that underwriters and agents soliciting purchases of the securities under delayed contracts will be entitled to receive.

•	Institutions with which those contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others.

Each series of debt securities may be new issues of securities with no established trading market. Any underwriters to whom offered debt securities are sold by us for public offering and sale may make a market in such offered debt securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The debt securities may or may not be listed on a national securities exchange. No assurance can be given as to the liquidity of the trading market for any offered securities.

Any underwriter may engage in stabilizing and syndicate covering transactions in accordance with Rule 104 under the Exchange Act. Rule 104 permits stabilizing bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. The underwriters may over-allot offered securities, thereby creating a short position in the underwriters’ account. Syndicate covering transactions involve purchases of offered securities in the open market after the distribution has been completed to cover syndicate short positions. Stabilizing and syndicate covering transactions may cause the price of the offered securities to be higher than it would otherwise be in the absence of such transactions. These transactions, if commenced, may be discontinued at any time.

Any underwriter may from time to time make loans to us and our subsidiaries or affiliates and may perform other services for us and our subsidiaries or affiliates in the normal course of their business, including investment banking, commercial banking and other financial services, for which they may receive customary compensation.

LEGAL MATTERS

Unless otherwise specified in the prospectus supplement accompanying this prospectus, Goodwin Procter LLP, New York, New York will provide opinions regarding the authorization and validity of the securities. Counsel representing any agents, underwriters or dealers will be named in the applicable prospectus supplement.

EXPERTS

The financial statements incorporated in this prospectus by reference to Agilent Technologies, Inc.’s Current Report on Form 8-K dated September 3, 2024 and financial statement schedule and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K of Agilent Technologies, Inc. for the year ended October 31, 2023 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement that we filed with the SEC. The registration statement, including the attached exhibits, contains additional relevant information about us. The rules of the SEC allow us to omit from this prospectus some of the information included in the registration statement. The SEC maintains an Internet site, http://www.sec.gov, that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.

We are subject to the informational requirements of the Exchange Act. We fulfill our obligations with respect to such requirements by filing periodic reports and other information with the SEC. These reports and other information are available as provided above.

We maintain an Internet site at www.agilent.com. Our website and the information contained on that site, or connected to that site, is not incorporated into this prospectus or the registration statement.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” in this prospectus the information in other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this prospectus or a prospectus supplement. We incorporate by reference in this prospectus the documents listed below and any future filings that we may make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering under this prospectus:

•

Annual Report on Form 10-K for the fiscal year ended October 31, 2023, including portions of our proxy statement relating to our 2024 annual meeting of stockholders held on March 14, 2024 to the extent incorporated by reference into such Annual Report on Form 10-K; provided, however, Items 1, 2, 7 and 8 have been recast to reflect a change in the composition of our reportable segments as set forth in our Current Report on Form  8-K filed with the Securities and Exchange Commission on September 3, 2024;

•	Quarterly Reports on Form 10-Q for the quarterly periods ended January 31, 2024, April 30, 2024 and July 31, 2024; and

•

Current Reports on Form 8-K filed on November 1, 2023, February  21, 2024, March  15, 2024, May  1, 2024, May  24, 2024 (as amended), May  29, 2024 and September 3, 2024 (in each case, other than information furnished rather than filed).

Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus shall be deemed to be modified or superseded for purpose of this prospectus to the extent that a statement contained in this prospectus (or in any document incorporated by reference therein) or in any other subsequently filed document that is or is deemed to be incorporated by reference into this prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

To the extent that any information contained in any Current Report on Form 8-K, or any exhibit thereto, was furnished to, rather than filed with, the SEC, such information or exhibit is specifically not incorporated by reference in this prospectus.

You may obtain a copy of any or all of the documents referred to above which may have been or may be incorporated by reference into this prospectus (excluding certain exhibits to the documents) at no cost to you by writing or telephoning us at the following address:

Agilent Technologies, Inc.

Attn: Investor Relations

5301 Stevens Creek Boulevard

Santa Clara, California 95051

(800) 227-9770

$

$    % Senior Notes due 20

$    % Senior Notes due 20

PRELIMINARY PROSPECTUS SUPPLEMENT

BofA Securities

J.P. Morgan

Mizuho

Wells Fargo Securities

BNP PARIBAS

SOCIETE GENERALE